UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PENN MILLERS HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

As of September 15, 2011, 4,974,414 shares of common stock outstanding, 150,984 shares of common stock subject to options, and 105,838 shares of restricted stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based on the sum of: (i) 4,974,414 shares of common stock multiplied by $20.50 per share, (ii) options to purchase 150,984 shares of common stock multiplied by the excess of $20.50 over the per share exercise price of such options, and (iii) 105,838 shares of restricted stock multiplied by $20.50 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00011610 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$104,897,115

(5)	Total fee paid:

$12,178.55

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Dear Shareholder:

We cordially invite you to attend a special meeting of the shareholders of Penn Millers Holding Corporation (the “Company”), to be held on          , 2011 at  :00  .m. Eastern Time, at the Company’s headquarters at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301. Holders of record of the Company’s common stock at the close of business on          , 2011 will be entitled to vote at the special meeting or any adjournment or postponement thereof.

We have entered into an Agreement and Plan of Merger dated September 7, 2011 (the “Merger Agreement”), whereby Panther Acquisition Corp., a wholly owned subsidiary of ACE American Insurance Company (“ACE”), will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of ACE. At the special meeting, we will ask you to adopt the Merger Agreement. If the merger contemplated by the Merger Agreement (the “Merger”) is completed, each outstanding share of Company common stock will be canceled and you will be entitled to receive $20.50 in cash, without interest and less any applicable withholding taxes, for each share of common stock that you own (“Merger Consideration”). We cannot complete the Merger unless all of the conditions to closing are satisfied, including the adoption of the Merger Agreement by an affirmative vote of at least a majority of the votes cast by shareholders of the Company entitled to vote on the proposal at the special meeting.

Our board of directors unanimously determined that the Merger, the Merger Agreement, the Merger Consideration and the transactions contemplated thereby are fair to and in the best interests of the Company and our shareholders, and has adopted the Merger Agreement and recommended that shareholders vote in favor of the proposal to adopt the Merger Agreement. Our board of directors, following a process in which it explored and evaluated strategic alternatives, made its determination after receipt of the recommendation of a special committee composed of independent directors, consultation with its legal and financial advisors and consideration of a number of other factors. Our independent financial advisors, Willis Capital Markets & Advisory, reviewed and considered the terms and conditions of the Merger. Willis Capital Markets & Advisory provided an opinion (subject to the assumptions, qualifications and determinations set forth therein) to our board of directors that the Merger Consideration to be received by the holders of Company common stock is fair from a financial point of view to our shareholders.

At the special meeting, if necessary or appropriate, we will also be asking you to vote your shares to adjourn the special meeting to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE:

•	“FOR” THE ADOPTION OF THE MERGER AGREEMENT;

•	“FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE “GOLDEN PARACHUTE” COMPENSATION THAT MAY BE PAYABLE TO THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER; AND

•	“FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES TO VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT.

YOUR VOTE IS VERY IMPORTANT

In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a proxy statement relating to the actions to be taken by our shareholders at the special meeting and a proxy card. The proxy statement includes important information about the Merger Agreement, the Merger and the other matters to be considered at the special meeting. We encourage you to carefully read the entire proxy statement, including its annexes.

Please note that if your shares of Company common stock are held in the name of a broker, it is important that you contact and specifically instruct the broker how to vote the shares with respect to the Merger Agreement. If you do not so instruct the broker, your shares cannot be voted by the broker, and your shares will have no effect on the adoption and approval of the proposals at the special meeting.

All of our shareholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, please complete, sign, date and return your proxy card in the enclosed envelope or appoint a proxy over the Internet or by telephone as instructed in these materials. It is important that your shares be represented and voted at the special meeting. If you attend the special meeting, you may vote in person as you wish, even though you have previously returned your proxy card or appointed a proxy over the Internet or by telephone.

If your shares of Company common stock are held in your account under the Penn Millers Holding Corporation Employee Stock Ownership Plan, you will receive a separate voting card with respect to such shares and you will be provided with instructions on how to direct the trustee to vote those shares.

On behalf of our board of directors, I thank you for your support and urge you to vote “FOR” the adoption of the Merger Agreement, and “FOR” the other matters being considered at the special meeting.

Sincerely,

F. Kenneth Ackerman, Jr.
Chairman of the Board of Directors

John M. Coleman
Chairman of the Special Committee of Independent Directors

Douglas A. Gaudet
President and Chief Executive Officer

This proxy statement is dated          , 2011 and is first being mailed to our shareholders on or about          , 2011.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
  ,     , 2011

To Our Shareholders:

You are cordially invited to attend a special meeting of the shareholders of Penn Millers Holding Corporation (hereinafter sometimes referred to as “Penn Millers” or the “Company”) which will be held at  :00  .m., Eastern Time, on     ,     , 2011, at the Company’s headquarters, 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301, for the following purposes:

(1) To consider and vote on a proposal to adopt the Agreement and Plan of Merger dated as of September 7, 2011 (the “Merger Agreement”) between the Company, ACE American Insurance Company (“ACE”), and Panther Acquisition Corp. (“Merger Sub”), whereby Merger Sub will merge with and into the Company, with the Company surviving as a wholly owned subsidiary of ACE, and each outstanding share of Penn Millers common stock will be canceled and converted into the right to receive $20.50 per share in cash (the “Merger”). A copy of the Merger Agreement is attached as Annex A to the proxy statement accompanying this notice, and a copy of the Company’s bylaws that will be in effect immediately following the Merger will be furnished to shareholders, upon request and without charge;

(2) To consider and vote, solely on a non-binding, advisory basis, on a proposal to approve the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the Merger; and

(3) To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of adopting the Merger Agreement.

At the special meeting, you will be asked to vote on the adoption of the Merger Agreement. If the Merger, as contemplated by the Merger Agreement, is completed, you will be entitled to receive $20.50 in cash, without interest and less any applicable withholding taxes, for each share of common stock of Penn Millers that you own. We cannot complete the Merger unless all of the conditions to closing are satisfied, including the adoption of the Merger Agreement by an affirmative vote of the holders of at least a majority of the votes cast by shareholders of the Company entitled to vote on the proposal.

The board of directors of the Company has fixed the close of business on  ,  , 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting and any postponements or adjournments of the special meeting. Only holders of common stock of record at the close of business on that date will be entitled to notice of, and to vote at, the special meeting or any adjournment thereof. In the case of Company common stock held in your account under the Penn Millers Holding Corporation Employee Stock Ownership Plan, you may direct the trustee to vote only those shares that are allocated to your account as of the close of business on the record date. Your attention is directed to the attached proxy statement.

The board of directors has unanimously determined that the Merger and the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and our shareholders, adopted the Merger Agreement and recommended that all Company shareholders vote in favor of the proposal to adopt the Merger Agreement. The board of directors, following a process in which it explored and evaluated strategic alternatives, made its determination after receipt of the recommendation of a special committee composed of independent directors, consultation with its legal and financial advisors and consideration of a number of other factors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE:

•	“FOR” THE ADOPTION OF THE MERGER AGREEMENT;

•	“FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE “GOLDEN PARACHUTE” COMPENSATION THAT MAY BE PAYABLE TO THE COMPANY’S NAMED EXECUTIVE OFFICERS IN CONNECTION WITH THE MERGER; AND

•	“FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES TO VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT.

YOUR VOTE IS VERY IMPORTANT

In the materials accompanying this Notice of Special Meeting of Shareholders, you will find a proxy statement relating to the actions to be taken by our shareholders at the special meeting and a proxy card. The proxy statement includes important information about the Merger Agreement, the Merger and other matters to be considered at the special meeting. We encourage you to carefully read the entire proxy statement, including its annexes.

All of the Company’s shareholders are cordially invited to attend the special meeting in person. Whether or not you plan to attend the special meeting, we urge you to submit your proxy over the Internet or by telephone. These are quick and cost effective ways for you to submit your proxy. If you would prefer to vote by mail, please sign, date and return the enclosed proxy card in the postage-paid envelope provided. Please review the instructions on the proxy card for each of the voting options. If you prefer to vote by telephone, please call the toll-free telephone number provided in the proxy statement for          , our proxy solicitation firm, to cast your vote. If you return an executed proxy or cast your vote by telephone, and then attend the special meeting, you may revoke your proxy and vote in person. Attendance at the special meeting will not by itself revoke a proxy.

If your shares of Company common stock are held in your account under the Penn Millers Holding Corporation Employee Stock Ownership Plan, you will receive a separate explanation of the voting process with respect to such shares and you will be provided with instructions on how to direct the trustee to vote those shares. No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by the Company or any other person.

By Order of the Board of Directors,

Michael O. Banks
Executive Vice President, Chief Financial
Officer & Corporate Secretary

          , 2011

YOUR VOTE IS IMPORTANT

BROKERS ARE NOT PERMITTED TO VOTE ON THE MERGER AGREEMENT WITHOUT INSTRUCTIONS FROM THE BENEFICIAL OWNER. THEREFORE, IF YOUR SHARES ARE HELD IN THE NAME OF YOUR BROKER OR BANK, MAKING SURE YOUR VOTE IS CAST IS ESPECIALLY IMPORTANT. ACCORDINGLY, WE ENCOURAGE YOU TO VOTE PROMPTLY BY MAIL OR THE INTERNET, AS PROVIDED BY THE ENCLOSED PROXY CARD, OR BY TELEPHONE EVEN IF YOU INTEND TO ATTEND THE SPECIAL MEETING. THE GIVING OF THE PROXY WILL NOT AFFECT YOUR RIGHTS TO VOTE AT THE MEETING IF THE PROXY IS REVOKED AS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT.

Page

INTRODUCTION	1
SUMMARY	2
QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING	9
THE SPECIAL MEETING	15
THE MERGER	19
The Parties to the Merger	19
Background of the Merger	19
Reasons for the Merger and Recommendation of Penn Millers’ Board of Directors	27
Opinion of the Financial Advisor to the Independent Directors	30
Projections and Information	37
Delisting and Deregistration of Penn Millers Common Stock	39
Effects on Penn Millers if the Merger is not Completed	39
Interests of Our Executive Officers and Directors in the Merger	40
Golden Parachute Compensation	44
Other Considerations	46
No Dissenters’ Rights	47
Material U.S. Federal Income Tax Consequences of the Merger	47
Regulatory Matters	49
THE MERGER AGREEMENT	50
Effective Time of the Merger	50
Structure of the Merger	51
Effect of the Merger on Capital Stock	51
Exchange and Payment Procedures	52
Representations and Warranties	53
Conduct of Our Business Pending the Merger	56
No Solicitation of Transactions	58
Access to Information	60
Public Announcements	60
Shareholders’ Meeting	61
Employee Benefits Matters	61
Indemnification and Insurance	61
Conditions to the Merger	62
Termination	63
Termination Fee and Expenses	64
Amendment and Waiver	65
Specific Performance	65
MARKET PRICE AND DIVIDEND DATA	65
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	66
Security Ownership of Certain Beneficial Owners	67
Security Ownership of Directors and Officers	68
ADVISORY VOTE ON GOLDEN PARACHUTES	69
ADJOURNMENT OF THE SPECIAL MEETING	70
OTHER MATTERS	70
Other Matters for Action at the Special Meeting	70
Shareholder Proposals	70
Where You Can Find More Information	71
Annex A: Agreement and Plan of Merger dated September 7, 2011 among Penn Millers Holding Corporation, ACE American Insurance Company, and Panther Acquisition Corp.	A
Annex B: Opinion of Willis Capital Markets & Advisory	B

PENN MILLERS HOLDING CORPORATION

72 North Franklin Street
Wilkes-Barre, Pennsylvania 18701-1301

PROXY STATEMENT
for
SPECIAL MEETING OF SHAREHOLDERS
to be held on          , 2011

INTRODUCTION

This proxy statement is furnished by and on behalf of the board of directors of Penn Millers Holding Corporation, a Pennsylvania corporation (“Penn Millers,” the “Company,” “we,” “us,” or “our”), in connection with its solicitation of proxies to be voted at the special meeting to be held on          , 2011, beginning at     :00  .m., Eastern Time, at the Company’s headquarters, 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301 for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. This proxy statement and enclosed proxy card is first being mailed on or about          , 2011 to the Company’s shareholders of record as of          , 2011 (the “Record Date”). As of the Record Date,           shares of our common stock were outstanding and entitled to one vote with respect to the proposals to be voted on at the special meeting.

The “Summary” and the “Questions and Answers about the Merger and Special Meeting” that follow summarize the material information in this proxy statement. We encourage you to carefully read this entire proxy statement, and the other documents to which this proxy statement refers you, for a more complete understanding of the matters being considered at the special meeting. In addition, you may obtain additional business and financial information about the Company by following the instructions in “Other Matters — Where You Can Find More Information” at page   .

This proxy statement contains “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements contained in this proxy statement that are not clearly historical in nature are forward-looking, including statements regarding whether and when the Merger is expected to close, whether conditions to the Merger will be satisfied, the effect of the Merger on our business and operating results, and all other statements regarding our intent, plans, beliefs, expectations or those of our directors or officers. Words such as “anticipate,” “believe,” “belief,” “expect,” “estimate,” “project,” “plan,” “intend,” “continue,” “predict,” “may,” “will,” “should,” “strategy,” “will likely result,” “will likely continue,” and similar expressions are generally intended to identify Forward-Looking Statements. However, not all Forward-Looking Statements contain such identifying words.

Forward-Looking Statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions, including those pertaining to the Merger, which could cause actual events and developments to differ materially from those described in the Forward-Looking Statements. The risks, uncertainties and assumptions that could cause actual events and developments to differ from the Forward-Looking Statements include the risks detailed elsewhere in this proxy statement and in our most recent filings with the Securities and Exchange Commission (“SEC”) on Forms 10-K and 10-Q. See “Other Matters — Where You Can Find More Information” at page   .

Forward-Looking Statements are only predictions, and we can give no assurance that they will prove to be correct. You should not place undue reliance on Forward-Looking Statements. In light of the significant uncertainties inherent in the Forward-Looking Statements included in this proxy statement, you should not consider the inclusion of such information as a representation by us or anyone else that we will achieve such results or developments. The statements made in this proxy statement represent our views as of the date of the proxy statement, and it should not be assumed that these statements will remain accurate as of any future date. We undertake no obligation to update any Forward-Looking Statement, whether as a result of new information, future events or otherwise.

SUMMARY

The following summary, together with the “QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING” immediately following this summary, are intended only to highlight certain information contained elsewhere in this proxy statement. This summary and the following question and answer section may not contain all the information that is important to you and the other shareholders. To more fully understand the proposed Merger and the terms of the Merger Agreement, you should carefully read this entire proxy statement, all of its Annexes and the documents referenced in this proxy statement before voting. For instructions on obtaining more information, see the section entitled “OTHER MATTERS — WHERE YOU CAN FIND MORE INFORMATION.” The Company has included page number references in this summary to direct you to a more complete description of the topics presented in this summary.

The Parties to the Merger Agreement (See Page   )

Penn Millers Holding Corporation is a Pennsylvania corporation headquartered in Wilkes-Barre, Pennsylvania. The Company was originally organized in 1887 and is engaged in the provision of commercial property and casualty insurance products. The Company’s headquarters are located at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301; telephone: (800) 233-8347.

ACE American Insurance Company (“ACE”) is a Pennsylvania domestic stock property and casualty insurance company and a wholly-owned indirect subsidiary of ACE Limited, a global insurance and reinsurance organization, providing a range of insurance and reinsurance products. ACE American offers an extensive array of property, casualty, risk-management, and accident and health insurance products and services.

ACE American Insurance Company
436 Walnut Street
Philadelphia, Pennsylvania 19106
Telephone: (215) 640-1000

Panther Acquisition Corp. (the “Merger Sub”) is a Pennsylvania corporation that was formed by ACE solely for the purpose of entering in the Merger Agreement and completing the transactions contemplated by the Merger Agreement. Upon the completion of the Merger, the Merger Sub will cease to exist and the Company will continue as the surviving corporation of the Merger, which we refer to as the surviving corporation.

Panther Acquisition Corp.
c/o ACE American Insurance Company
436 Walnut Street
Philadelphia, Pennsylvania 19106
Telephone: (215) 640-1000

The Merger (See Page   )

At the special meeting, you will be asked to consider and vote on the adoption of the Merger Agreement. Pursuant to the Merger Agreement, at the effective time of the Merger, the Merger Sub will merge with and into the Company. After the Merger, the Company will continue as the surviving corporation and will be wholly-owned by ACE.

Following and as a result of the Merger, Company shareholders will no longer have any interest in, and will no longer be shareholders of, the Company, and will not participate in any of the Company’s future earnings or growth. Shares of our common stock will no longer be traded on the NASDAQ Global Market, price quotations with respect to shares of our common stock will no longer be available, and the registration of shares of our common stock under the Securities Exchange Act of 1934, as amended, will be terminated.

Merger Consideration

Company Common Stock

At the effective time of the Merger, each share of Company common stock issued and outstanding immediately prior to the effective time of the Merger will automatically be canceled and converted into the right to receive $20.50 per share in cash, without interest and less applicable withholding taxes (the “Merger Consideration”).

Company Stock Options

At the effective time of the Merger, each outstanding stock option, whether or not vested or exercisable, to acquire Company common stock will become fully vested and thereafter will be canceled and converted into the right to receive an amount in cash, less applicable withholding taxes, equal to the product of the number of shares of our common stock subject to each option as of the effective time of the Merger, multiplied by the excess of $20.50 over the per share exercise price of such option. None of our outstanding options has an exercise price per share equal to or in excess of $20.50.

Company Restricted Stock

At the effective time of the Merger, each unvested share of restricted stock will become fully vested and thereafter will be canceled and converted into the right to receive the Merger Consideration, without interest and less applicable withholding taxes.

The Special Meeting

The special meeting of the shareholders of the Penn Millers will be held on          , 2011, at  :  .m., Eastern Time, at the Company’s headquarters at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301. Shareholders are cordially invited to attend the special meeting and are requested to vote on the Merger and other proposals described in this proxy statement.

At the special meeting, you will be asked to consider and vote on a proposal to adopt the Merger Agreement, to approve, on a non-binding advisory basis, the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the Merger as reported on the Golden Parachute Compensation table on page   , and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

Record Date and Quorum

Shareholders are entitled to receive notice of, and to vote at, the special meeting if they owned shares of Company common stock as of the close of business on          , 2011, which date the Company has set as the record date for the special meeting. A quorum is necessary to adopt the Merger Agreement and approve the non-binding advisory proposal regarding “golden parachute” compensation at the special meeting. The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Company common stock entitled to vote shall constitute a quorum for the transaction of business.

Required Vote (See Page   )

The adoption of the Merger Agreement requires the affirmative vote of the holders of not less than a majority of the votes cast by shareholders of the Company entitled to vote on the proposal at the special meeting. Each outstanding share of our common stock on the record date entitles the holder to one vote at the special meeting. Failure to vote your shares of our common stock and abstentions will have no effect on the approval of the proposal to adopt the Merger Agreement.

The approval of the proposals regarding “golden parachute” compensation and the motion to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the votes properly cast and entitled to vote thereon at the special meeting. Failure to vote your shares of our common stock and abstentions will have no effect on the approval of the proposals regarding “golden parachute” compensation or to adjourn the special meeting.

Recommendation of Our Board of Directors (See Page   )

Our board of directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of the Company and our shareholders, and recommends that our shareholders vote “FOR” the adoption of the Merger Agreement, “FOR” the approval, on a non-binding advisory basis, of the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the Merger, and “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies to vote in favor of adoption of the Merger Agreement. The board of directors, following a process in which it explored and evaluated strategic alternatives, made its determination after receipt of the recommendation of a special committee composed of independent directors, consultation with its legal and financial advisors, including the advice of its financial adviser, Willis Capital Markets & Advisory, and consideration of a number of other factors.

Opinion of Willis Capital Markets & Advisory (See Page   )

The independent directors of our board of directors retained Willis Securities, Inc., which we refer to as “Willis Capital Markets & Advisory,” to provide it with financial advisory services and a fairness opinion in connection with the Merger. The independent directors selected Willis Capital Markets & Advisory to act as financial advisor based on Willis Capital Markets & Advisory’s qualifications, expertise and reputation and its knowledge of the business and affairs of the Company.

In connection with the Merger, the board of directors received an opinion, dated September 7, 2011, from the financial advisor to the independent directors, Willis Capital Markets & Advisory, as to the fairness, from a financial point of view and as of such date, of the $20.50 per share cash consideration to be received in the merger by holders of Company common stock. The full text of Willis Capital Markets & Advisory’s written opinion, which sets forth, among other things, the assumptions made, factors considered and qualifications and limitations upon the review undertaken by Willis Capital Markets & Advisory in rendering its opinion, is attached as Annex B and is incorporated by reference in its entirety into this proxy statement. Willis Capital Markets & Advisory’s opinion was provided for the information of the Company’s board of directors (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Merger. Other than advising the special committee and the board of directors in the review of strategic alternatives, Willis Capital Markets & Advisory expressed no view as to, and its opinion did not address, the relative merits of the Merger as compared to alternative business or financial strategies that might be available to the Company, the effect of any other transaction in which the Company might engage or the Company’s underlying business decision to engage in the Merger. The opinion does not constitute a recommendation to any holders of Company common stock as to how such holder should act or vote in connection with the Merger or otherwise. Willis Capital Markets & Advisory and its affiliates in the past provided, currently are providing and in the future may provide investment banking and financial advisory services to ACE and its affiliates unrelated to the Merger and would expect to receive compensation for such services.

Interests of our Executive Officers and Directors in the Merger (See Page   )

In considering the recommendation of our board of directors with respect to the Merger Agreement, you should be aware that the Company’s executive officers have interests in the Merger that may be different from, or in addition to, the interests of our shareholders generally upon completion of the Merger as a result of the Company’s executive compensation programs. These interests include, among others:

•	accelerated vesting of stock options and restricted stock;

•	cash payments payable to executive officers of the Company pursuant to change of control severance arrangements between the Company and such executive officers if such executive officers incur a qualifying termination following the Merger as provided in such arrangements;

•	accelerated vesting of the accounts of such executive officers, as participants in the Penn Millers Holding Corporation Employee Stock Ownership Plan (the “ESOP”) and allocation of ESOP earnings after repayment of the ESOP loan;

•	accelerated vesting of the entire amount credited to each participant in the Company’s deferred compensation plan; and

•	continued indemnification and directors’ and officers’ liability insurance applicable to the period prior to completion of the merger.

Our independent directors represent the shareholders and are themselves shareholders who purchased their shares with their own funds. The independent directors also received grants of stock options from the Company — in all cases such options represent fewer shares than each such director purchased — as a portion of the compensation for their services. In connection with the Merger, the independent directors’ stock options will be accelerated, and such directors will also receive continued indemnification and directors’ liability insurance applicable to the period prior to the completion of the Merger.

Our board of directors was aware of these interests and considered them, among other matters, prior to making their determination to recommend the adoption of the Merger Agreement to our shareholders.

Approval of “Golden Parachute” Compensation (Page   )

In accordance with Section 14A of the Exchange Act and Rule 14a-21(c) under the Exchange Act, we are providing shareholders with the opportunity to cast a non-binding advisory vote with respect to certain payments that may be made to the Company’s executive officers in connection with the Merger, or “golden parachute” compensation, as reported on the Golden Parachute Compensation table on page   . The board of directors recommends that you vote “FOR” approval of the non-binding advisory proposal regarding “golden parachute” compensation.

Approval of the non-binding advisory proposal regarding “golden parachute” compensation requires the approval of a majority of the votes properly cast upon this proposal. Approval of this proposal is not a condition to completion of the Merger. The vote with respect to “golden parachute” compensation is an advisory vote and will not be binding on the Company. Therefore, regardless of whether shareholders approve the “golden parachute” compensation, if the Merger is approved by the shareholders and completed, the “golden parachute” compensation will still be paid to the Company’s executive officers to the extent payable in accordance with the terms of such compensation.

Tax Consequences (See Page   )

The exchange of shares of Company common stock for cash in the Merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Company common stock are converted into the right to receive cash in the Merger will recognize a gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the cash you receive as Merger Consideration (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in such shares. If you are a non-U.S. holder of our common stock, the Merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. The Merger may be a taxable transaction to such non-U.S. holders under foreign tax laws. Backup withholding may also apply with respect to cash you receive in the Merger, unless you comply with the applicable requirements of the backup withholding rules. With respect to shares of Company common stock held under the ESOP, the exchange of shares of Company common stock for cash in the Merger will generally not be a taxable transaction to any ESOP participant or beneficiary. ESOP participants and beneficiaries will generally not be taxed on amounts held in the ESOP until such amounts are distributed from the ESOP in accordance with the terms of the ESOP or following the termination of the ESOP as described below.

You should consult your own tax advisor for a full understanding of how the Merger will affect your taxes.

Regulatory Approvals (See Page   )

Under the terms of the Merger Agreement, the Merger cannot be consummated until the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the Merger cannot be consummated until each of the Company and ACE files a notification and report form with the FTC and the Antitrust Division of the Department of Justice under the HSR Act and the applicable waiting period has expired or been terminated. Under the terms of the Merger Agreement, each of the Company and ACE will file such a notification and report form by September 27, 2011. There can be no assurance as to the outcome of the review.

Insurance laws in Pennsylvania require an acquiring person to obtain approval from the Insurance Commissioner of Pennsylvania before acquiring control of an insurance company domiciled in Pennsylvania. Under the terms of the Merger Agreement, ACE will file an application for such approval with the Insurance Commissioner of Pennsylvania by September 27, 2011. There can be no assurance as to the outcome of such application for approval.

Under the insurance laws of certain states in which the Company’s two insurance company subsidiaries are licensed, an acquiring person is required to make a pre-acquisition “Form E” filing regarding the potential competitive impact of the acquisition before acquiring control of an insurance company licensed in those states if the combined market share as an immediate result of the acquisition would exceed certain statutorily-specified levels. The Merger cannot be consummated until the expiration or termination of the applicable waiting periods under relevant state insurance laws. Under the terms of the Merger Agreement, ACE will make such filings by September 27, 2011. There can be no assurance as to the outcome of the filings.

Conditions to the Merger (See Page   )

The obligations of the parties to consummate the Merger are subject to the satisfaction or waiver, to the extent applicable, of customary conditions including the following conditions:

•	the adoption of the Merger Agreement by the affirmative vote of a majority of the votes cast by shareholders of the Company entitled to vote thereon;

•	the expiration or termination of the waiting period applicable to the Merger under the HSR Act and the receipt of all other regulatory authorizations and approvals of any governmental authority necessary for the consummation of the transactions contemplated by the Merger Agreement;

•	no governmental authority will have enacted, issued, promulgated, enforced or entered any law that has the effect of making the acquisition of shares of Company common stock by ACE or Merger Sub or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Merger, and there will not have been instituted or pending any action by any governmental authority relating to the Merger Agreement;

•	each party’s representations and warranties in the Merger Agreement being true and correct as of the date of the Merger Agreement and the closing date of the Merger; and

•	each party’s having performed in all material respects its obligations required to be performed under the Merger Agreement on or prior to the closing date of the Merger;

and, with respect to ACE and Merger Sub, the following additional conditions:

•	none of the regulatory approvals obtained will contain and no law shall have been enacted or in effect that contains any limitation, requirement or condition that would, individually or in the aggregate, be reasonably expected to (i) materially impair or interfere with the ability of the Company and its subsidiaries to conduct their businesses after the effective time of the Merger substantially in the manner as such businesses are conducted as of the date of the Merger Agreement, (ii) result in the sale, lease, license or disposal by ACE of any capital stock of the surviving corporation after the effective time of the Merger or by the Company or its subsidiaries of any of their material assets, rights product lines, licenses business or other operations or (iii) materially and adversely affect the benefits, taken as a whole, that ACE would otherwise receive from the transactions contemplated by the Merger Agreement; and

•	the absence of a “Material Adverse Effect” (as defined below in “The Merger Agreement — Representations and Warranties”) since the date of the Merger Agreement.

Termination (See Page   )

The Company and ACE may mutually agree to terminate the Merger Agreement at any time prior to the effective time of the Merger. Subject to certain exceptions, the Merger Agreement may also be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger as a result of any of the following:

•	by the Company or ACE, if:

•	the Merger has not been consummated by December 31, 2011, unless such date, which we refer to as the “outside date,” is extended in accordance with the Merger Agreement in order to obtain any necessary insurance regulatory consents or approvals (provided, that in no event will the Merger Agreement be extended beyond March 31, 2012), except that this termination right will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

•	a governmental authority of competent jurisdiction has issued a nonappealable final injunction, order, decree or ruling, which has the effect of preventing, prohibiting or making illegal the consummation of the Merger, except that this termination right will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in such injunction, order, decree or ruling; or

•	our shareholders do not vote to adopt the Merger Agreement at the special meeting.

•	by ACE, if:

•	our board of directors fails to recommend that the Company’s shareholders vote to adopt the Merger Agreement in the proxy statement, there occurs an “adverse recommendation change” (as defined below in “The Merger Agreement — No Solicitation of Transactions”), our board of directors approves, endorses or recommends an alternative transaction proposal, the Company fails to include the Company’s recommendation to shareholders to adopt the Merger Agreement in the proxy statement, the Company, or any of its subsidiaries or any representative of the Company or any of its subsidiaries, breaches the obligations related to the shareholders’ meeting, the proxy statement or “no solicitation” of alternative transactions or our board of directors or one of its committees resolves or proposes to take any of the foregoing actions; or

•	we breach any of our representations, warranties, covenants or agreements in the Merger Agreement and such breach would cause the conditions to the obligations of ACE and Merger Sub to consummate the Merger with respect to the accuracy of representations and warranties of the Company and performance of covenants and obligations of the Company not to be satisfied and such breach cannot be cured or is not cured within 30 days of notice of such breach (or the outside date, if earlier) and such breach is not waived by ACE;

•	by the Company, if:

•	ACE or Merger Sub breach any of their representations, warranties, covenants or agreements in the Merger Agreement and such breach would cause the conditions to the obligations of the Company to consummate the Merger with respect to the accuracy of representations and warranties of ACE and Merger Sub and performance of covenants and obligations of ACE and Merger Sub not to be satisfied and such breach cannot be cured or is not cured within 30 days of notice of such breach (or the outside date, if earlier) and such breach is not waived by the Company; or

•	our board of directors pursuant to and in compliance with our non-solicitation obligations under the Merger Agreement enters into an alternative acquisition agreement for a superior proposal and prior to or simultaneously with such termination we pay to ACE in cash a $3.75 million termination fee.

Termination Fees and Expenses (See Page   )

The Merger Agreement provides, in general, that each party will pay its own expenses if the Merger is not consummated. If the Merger Agreement is terminated, depending upon the circumstances under which such termination occurs, we may be obligated to pay ACE a termination fee of $3.75 million.

No Solicitation of Transactions (See Page   )

Subject to the exceptions discussed in the section entitled “The Merger Agreement — No Solicitation of Transactions” the Company has agreed that it will not:

•	solicit, initiate, or knowingly encourage any inquiries or the making of any proposals or offers that constitute or could reasonably be expected to lead to any acquisition proposal;

•	furnish any non-public information regarding the Company to any person in connection with or in response to any inquiry or indication of interest that could reasonably be expected to lead to any acquisition proposal;

•	engage in discussions or negotiations with any person with respect to an alternative acquisition proposal;

•	approve, endorse or recommend any alternative acquisition proposal; or

•	enter into any letter of intent or similar agreement providing for any alternative acquisition proposal.

We have agreed to promptly (and in any event within 24 hours) advise ACE of our receipt of any written acquisition proposal and the material terms and conditions of any such acquisition proposal.

Market Price of Our Common Stock (See Page   )

Penn Millers common stock is listed on the NASDAQ Global Market under the ticker symbol “PMIC.” Its closing price on September 7, 2011, the last full trading day prior to the announcement of the Merger Agreement, was $16.30 per share.

No Dissenters’ Rights (See Pages   )

Under the Pennsylvania Business Corporation Law, holders of Company common stock do not have appraisal or dissenters’ rights with respect to the Merger or the other transactions described in this proxy statement.

Delisting and Deregistration of Company Common Stock (See Page   )

If the Merger is consummated, the Company common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act. Accordingly, following the consummation of the Merger, we would no longer file periodic reports with the SEC on account of the Company common stock.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Company shareholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Other Matters — Where You Can Find More Information” beginning on page   .

Why have I received these materials?

This proxy statement and the accompanying proxy are being mailed to shareholders of record on          , 2011. The proxy is being solicited by the board of directors of the Company in connection with our special meeting of shareholders that will take place on     ,     , 2011, at  :00  .m., Eastern Time, at the Company’s headquarters, 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301, and at any adjournment thereof. You are cordially invited to attend the special meeting and are requested to vote on the Merger and acquisition proposal described in this proxy statement.

The Company’s proxy statement for the special meeting was mailed to you. Copies of this proxy statement for the special meeting can also be viewed on the Company’s website at http://www.pennmillers.com/pmic/investors. If you are a participant or beneficiary under the ESOP with an account to which shares of Company common stock were allocated as of the close of business on the record date, an explanation from the trustee on how to vote shares allocated to your account that supplements this proxy statement was also mailed to you.

What is the proposed transaction and what effects will it have on the Company?

The proposed transaction is the acquisition of the Company by ACE pursuant to the Merger Agreement. If the proposal to adopt the Merger Agreement is approved by our shareholders and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into the Company, with the Company being the surviving corporation. As a result of the Merger, the Company will become a subsidiary of ACE and will no longer be a publicly held corporation, and you will no longer have any interest in our future earnings or growth. In addition, the Company common stock will be delisted from NASDAQ and deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC on account of the Company common stock.

Will the Merger be taxable to me?

The exchange of shares of Company common stock for cash pursuant to the Merger Agreement will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. If you are a U.S. holder and your shares of Company common stock are converted into the right to receive cash in the Merger, you will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares (determined before deduction of any applicable withholding taxes) and your adjusted tax basis in your shares of Company common stock. If you are a non-U.S. holder, the Merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States, but may be a taxable transaction to you under foreign tax laws, and you are encouraged to seek tax advice regarding such matters. Backup withholding may also apply to the cash payments made pursuant to the Merger unless the holder or other payee complies with the backup withholding rules. For a discussion of tax-related implications, see “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page   .

With respect to shares of Company common stock held under the ESOP, the exchange of shares of Company common stock for cash in the Merger will generally not be a taxable transaction to any ESOP participant or beneficiary. ESOP participants and beneficiaries will generally not be taxed on amounts held in the ESOP until such amounts are distributed from the ESOP in accordance with the terms of the ESOP or following the termination of the ESOP as described below.

This proxy statement (and, if applicable to you, the separate explanation from the ESOP trustee on how to vote shares allocated to your ESOP account) is not intended to provide shareholders with tax advice, and the Company makes no representation as to the tax consequences of a cancellation of Company common stock in the Merger. Shareholders are encouraged to consult with their own tax advisor prior to the effective time of the Merger to determine the particular tax consequences to them of the Merger.

What am I being asked to vote on at the special meeting?

You are being asked to consider and vote on a proposal to adopt the Merger Agreement that provides for the acquisition of the Company by ACE, to approve, on a non-binding advisory basis, the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the Merger as reported on the Golden Parachute Compensation table on page   , and to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement.

Who is entitled to vote at the special meeting?

Holders of shares of Company common stock, including ESOP participants and beneficiaries with shares allocated to their respective ESOP accounts, as of the close of business on          ,          , 2011, the record date for the special meeting, will be entitled to receive notice of and to vote at the special meeting. As of the record date,           shares of our common stock were outstanding, each of which is entitled to one vote with respect to each matter to be voted on at the special meeting.

What constitutes a quorum for purposes of the special meeting?

The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Company common stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as “withholding” or containing “broker non-votes” on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum. As noted above, a “broker non-vote” occurs when a registered broker holding a customer’s shares in the name of the broker has not received voting instructions on a matter from the customer and is therefore barred from voting on behalf of the customer on that matter.

How do I vote my shares at the special meeting?

If you are a “record” shareholder of common stock (that is, if you hold common stock in your own name in the Company’s stock records maintained by our transfer agent, Registrar and Transfer Company), you may complete and sign the accompanying proxy card and return it to the Company or deliver it in person or you may attend the special meeting and vote in person. Shareholders of record may also vote via the Internet or over the phone through the Company’s proxy solicitor,           (“          ”). Internet and telephone voting information is provided on the proxy card. If you vote via the Internet or telephone, please do not return a signed proxy card. If you desire to vote by phone or if you have any questions, or require assistance in voting your proxy, please call the toll-free telephone number specified on your proxy card.

If your shares are held in “street name” (for example, if your shares of common stock are held by a brokerage firm), your brokerage firm, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions your brokerage firm provides you. Your bank, brokerage firm or other nominee will only be permitted to vote your shares of Company common stock if you instruct your bank, brokerage firm or other nominee how to vote your shares. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Company common stock, your shares of Company common stock will not be voted and will not have an effect on the adoption of the Merger Agreement, the non-binding advisory proposal regarding “golden parachute”

compensation or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in street name and you wish to attend the special meeting in person, you must bring an account statement or letter from your brokerage firm showing that you are the beneficial owner of the shares as of the record date in order to be admitted to the special meeting on          , 2011. To be able to vote your shares held in street name at the special meeting, you will need to obtain a proxy card from the holder of record (e.g. your brokerage firm) for your shares.

If a shareholder gives a proxy, how will its shares of Company common stock be voted?

Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, as your proxies, will vote your shares of Company common stock in the way that you indicate. When completing the internet or telephone proxy processes or the enclosed proxy card, you may specify whether your shares of Company common stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of Company common stock should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” approval of the non-binding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Can I change my vote or revoke my proxy after I return my proxy card?

For “record” shareholders of common stock, yes. After you have submitted a proxy online or by mail, you may revoke your proxy or change your vote at any time before the proxy is exercised by submitting a notice of revocation or a duly executed proxy bearing a later date prior to the date of the special meeting, by voting again prior to the time at which our voting facilities close, or by attending the special meeting and voting in person. In any event, the latest submitted vote will be recorded and the earlier vote(s) revoked.

For “street name” shareholders of common stock, you will need to review the instructions on the proxy form provided to you by the institution that holds your shares to determine whether you may change your vote after you have submitted a proxy. If you are permitted to change your vote after you have submitted a proxy, follow the instructions for revocation on such form to do so.

How do I vote shares allocated to my account under the ESOP?

You are permitted to direct the ESOP trustee in the voting of shares allocated to your ESOP account only in accordance with instructions provided by the trustee. The ESOP trustee will not disclose the confidential voting directions of any individual participant or beneficiary to the Company. You must also follow instructions to revoke your proxy or change your vote after you have submitted a proxy card in accordance with such instructions. If you do not vote the shares allocated to your account, the ESOP trustee will vote those shares in its sole discretion.

What vote is required to adopt the Merger Agreement at the special meeting?

The adoption of the Merger Agreement requires the affirmative vote of a majority of the votes properly cast by shareholders of the Company entitled to vote on the proposal at the special meeting.

Because the affirmative vote required to approve the proposal to adopt the Merger Agreement is based upon the total number of votes cast, if you fail to submit a proxy or to vote in person at the special meeting, or if you vote “ABSTAIN,” or if you do not provide your bank, brokerage firm or other nominee with voting instructions, it will have no effect on the approval of the proposal.

What vote is required for the Company’s shareholders to approve the proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary or appropriate?

Approval of the proposals regarding “golden parachute” compensation and adjournment of the special meeting, if necessary or appropriate, requires the approval of a majority of the votes properly cast upon each of these proposals.

If you vote “ABSTAIN” on the proposal regarding “golden parachute” compensation or the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, this will have no effect on these proposals. If you fail to submit a proxy or to vote in person at the special meeting, or if you do not provide your bank, brokerage firm or other nominee with voting instructions, your shares of Company common stock will not be voted on these proposals, and this will have no effect on these proposals.

Why am I being asked to cast a non-binding advisory vote to approve “golden parachute” compensation that the Company’s named executive officers will receive in connection with the Merger?

The SEC’s recently adopted new rules require us to seek a non-binding advisory vote with respect to certain payments that may be made to the Company’s named executive officers in connection with the Merger, or “golden parachute” compensation.

What will happen if shareholders do not approve the “golden parachute” compensation at the special meeting?

Approval of “golden parachute” compensation payable under existing agreements that the Company’s named executive officers may receive in connection with the Merger is not a condition to completion of the Merger. The vote with respect to “golden parachute” compensation is an advisory vote and will not be binding on the Company. Therefore, regardless of whether shareholders approve the “golden parachute” compensation, if the Merger Agreement is adopted by the shareholders and the Merger is completed, the “golden parachute” compensation will still be paid to the Company’s named executive officers to the extent payable in accordance with the terms of such compensation.

What will happen to the Company as a result of the Merger?

Upon completion of the Merger, the Company will cease to be a publicly-traded company and will become wholly-owned by ACE. Following completion of the Merger, the registration of our common stock and our reporting obligations with respect to our common stock under the Exchange Act will be terminated. In addition, upon completion of the Merger, shares of our common stock will no longer be listed on any stock exchange, including the NASDAQ Global Market or quotation system.

What will I receive if the Merger is consummated?

Upon completion of the Merger, each outstanding share of Company common stock, other than shares held by ACE or the Merger Sub, will automatically be canceled and will be converted into a right to receive the Merger Consideration of $20.50 per share in cash, less any applicable withholding taxes. Any Merger Consideration relating to shares allocated to your account under the ESOP will be paid to the ESOP and allocated to your account under the ESOP.

Will I own any shares of Company common stock after the Merger?

No. At the effective time of the Merger, your shares of Company common stock will be canceled and you will have the right to be paid cash for your shares. Our shareholders will not have the option to receive shares of the Merger Sub or the surviving corporation in exchange for their shares instead of cash.

What happens to Company stock options in the Merger?

Upon the consummation of the Merger, all outstanding stock options to acquire Company common stock will become fully vested and thereafter will be canceled and converted into the right to receive an amount in cash equal to the number of shares of Company common stock underlying the option multiplied by the amount (if any) by which $20.50 exceeds the exercise price for each share of Company common stock underlying the option, without interest and less any applicable withholding taxes.

When do you expect the Merger to be completed?

We are working toward completing the Merger as quickly as possible, but we cannot predict the exact timing of when the Merger will be completed. Assuming timely satisfaction of necessary closing conditions, including the approval by our shareholders of the proposal to adopt the Merger Agreement, we currently anticipate that the Merger will be consummated no later than the first quarter of 2012.

What happens if the Merger is not consummated?

If the Merger Agreement is not adopted by the shareholders of the Company or if the Merger is not consummated for any other reason, the shareholders of the Company would not receive any payment for their shares of Company common stock in connection with the Merger. Instead, the Company will remain an independent public company, and the Company common stock would continue to be listed on the NASDAQ Global Market. Under specific circumstances, the Company may be required to pay to ACE, a fee with respect to the termination of the Merger Agreement, as described under “The Merger Agreement — Termination Fees” beginning on page   .

When will I receive the Merger Consideration for my shares of Company common stock?

Shortly after the completion of the Merger, the shareholders of record will receive written instructions, including a letter of transmittal (the “Letter of Transmittal”), which will explain how to exchange their shares for the Merger Consideration of $20.50 in cash, less any applicable withholding taxes, for each share of Company common stock that they own. When such shareholders properly complete and return the required documentation described in the written instructions to the Letter of Transmittal, they will promptly receive from the paying agent a payment of the Merger Consideration for their shares. If your shares are held in a brokerage account or by a bank or other nominee, your account will be automatically credited with the Merger Consideration in exchange for your shares, and it will not be necessary for you to submit any documentation. Any consideration relating to shares allocated to your account under the ESOP will be paid to the ESOP and allocated to your account under the ESOP.

Should I send in my stock certificates now?

No. The Letter of Transmittal described in this proxy statement will provide instructions to you about when and where to send your stock certificates. If your shares of Company common stock are held under the ESOP, you do not have to take any of the actions described in the Letter of Transmittal with respect to shares allocated to your account under the ESOP as the ESOP trustee will be responsible for taking those actions.

Am I entitled to dissenters’ rights?

No. Under the Pennsylvania Business Corporation Law, holders of Company common stock do not have appraisal or dissenters’ rights with respect to the Merger or the other transactions described in this proxy statement.

What happens if I sell my shares of Company common stock before the special meeting or the effective time of the Merger?

The record date for shareholders entitled to vote on the adoption of the Merger Agreement is earlier than the date of the special meeting and the expected effective time of the Merger. If you transfer your shares of Company common stock after the record date but before the special meeting or the effective time of the Merger, you will, unless special arrangements are made, retain your right to vote at the special meeting but you no longer will have the right to receive the Merger Consideration.

What do I do if I receive more than one proxy or set of voting instructions?

If you hold shares of Company common stock in more than one account, you may receive more than one proxy or set of voting instructions relating to the special meeting. These should each be voted or returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of Company common stock are voted.

Who will solicit and pay the cost of soliciting proxies?

The Company has engaged           to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay           a fee of approximately $      plus reasonable out-of-pocket expenses relating to the solicitation. The Company will reimburse           for reasonable out-of-pocket expenses and will indemnify           and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of Company common stock for their expenses in forwarding soliciting materials to beneficial owners of Company common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. They will not be paid any additional amounts for soliciting proxies.

How does the Board of Directors recommend that I vote my shares?

The board of directors recommends that you vote “FOR” the approval of the proposal to adopt the Merger Agreement, “FOR” approval of the non-binding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

How will documents be delivered to me if I share an address with other shareholders?

Some brokers and other nominees may participate in the practice of “householding” proxy statements and annual reports to shareholders. This means that only one copy of our proxy statement may have been sent to multiple shareholders in your household. The Company will promptly deliver a separate copy of either document to you if you contact us at the following address: Attention Investor Relations, Penn Millers Holding Corporation, 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301; or telephone number: (800) 233-8347.

Who can answer my questions?

If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of Company common stock, or need additional copies of this proxy statement or the enclosed proxy card, please call          , our proxy solicitor, toll-free at          . If you are a participant or beneficiary under the ESOP and have questions about voting the shares that are allocated to your account under the ESOP, please contact the trustee at the phone number provided in the ESOP voting instructions.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a shareholder of Penn Millers as part of the solicitation of proxies by our board of directors for use at the special meeting of shareholders.

Date, Time and Place of the Special Meeting

The special meeting will be held at our corporate headquarters at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301, on          , 2011, at          :00 a.m., local time.

Purpose of the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement, a copy of which is attached as Annex A to this proxy statement;

•	to approve, on a non-binding advisory basis, the “golden parachute” compensation that may be payable to the Company’s named executive officers in connection with the Merger; and

•	to approve one or more adjournments of the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting, or at any adjournment of that meeting, to adopt the Merger Agreement.

Record Date and Voting Power

The Company has fixed the close of business on          , 2011 as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting. At the close of business on the record date,           shares of our common stock were outstanding and entitled to receive notice of, and vote at, the special meeting. On the record date, there were           holders of record of the Company’s outstanding common stock. Common stock is our only outstanding class of stock. Shareholders of record on the record date will be entitled to one vote per share of our common stock on any matter that properly comes before the special meeting and any adjournment or postponement of that meeting.

Quorum

Our charter and bylaws and Pennsylvania law require the presence, in person or by duly executed proxy, of the holders of a majority of the voting power of shares of our common stock outstanding and entitled to vote at the special meeting to constitute a quorum. Withheld votes, abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. If a quorum is not present and if the adjournment proposal has the necessary majority, we expect to adjourn the special meeting to solicit additional proxies and intend to vote any proxies we have received at the time of the special meeting in favor of an adjournment.

Vote Required

Approval of the proposals regarding adoption of the Merger Agreement, “golden parachute” compensation and adjournment of the special meeting, if necessary or appropriate, requires the approval of a majority of the votes properly cast upon each of these proposals. For the proposal to adopt the Merger Agreement, the non-binding advisory proposal regarding “golden parachute” compensation and the proposal to adjourn the special meeting, if necessary or appropriate, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of these proposals, if you fail to submit a proxy or to vote in person at the special meeting, or if you have given a proxy and vote “ABSTAIN,” the shares of Company common stock will not be counted in respect of, and will not have an effect on, the proposals.

Abstentions and Broker Non-Votes

For purposes only of determining the presence or absence of a quorum for the transaction of business at the special meeting, broker “non-votes” will be counted as present at the special meeting. Broker “non-votes” are shares held by brokers or nominees as to which (1) voting instructions have not been received from the beneficial owners or the persons entitled to vote those shares, and (2) the broker or nominee does not have discretionary voting power. The proposal to adopt the Merger Agreement, the proposal to approve the non-binding advisory proposal regarding “golden parachute” compensation, and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies are not matters on which brokerage firms may vote in their discretion on behalf of their clients. As a result, absent specific instructions from the beneficial owner of such shares of Company common stock, banks, brokerage firms or other nominees are not empowered to vote those shares of Company common stock on non-routine matters. We urge you to return the enclosed proxy card marked to indicate your vote, to vote your shares through the Internet or by telephone or to give your broker proper voting instructions. To adopt the Merger Agreement, the adjournment proposal and the proposal regarding “golden parachute” compensation, a majority of the outstanding shares of our common stock present or represented at the special meeting and properly cast on each proposal must vote in favor of each proposal. Broker “non-votes” and abstentions will have no effect on the outcome of these proposals.

Proxies and Voting

Shareholders may vote their shares by attending the special meeting and voting their shares in person or by completing, signing and dating the enclosed proxy card and promptly returning it to us as soon as possible. If you prefer, you can vote by telephone or via the Internet by following the relevant instructions described on the enclosed proxy card or voting instruction form received from any broker, bank or other nominee that may hold shares of our common stock on your behalf. If you sign and send in your proxy card and do not mark it to show how you want to vote, or if you submit a proxy by telephone or via the Internet without providing instructions, we will count your proxy as a vote in favor of the adoption of the Merger Agreement and in favor of any proposal to adjourn the special meeting to solicit additional proxies.

Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact          , our proxy solicitor, at           or by phone at          .

Shareholders who hold their shares of Company common stock in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that if a household participates in the householding program, it will receive an envelope containing one set of proxy materials and a separate proxy card for each shareholder account in the household. Please vote all proxy cards enclosed in such a package. The Company will promptly deliver a separate copy of the proxy statement or proxy card to you if you contact it at the following address or telephone number: Investor Relations, Penn Millers Holding Corporation, 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301; telephone: (800) 233-8347. If you want to receive separate copies of proxy statements in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact the Company at the address or telephone number above.

If your shares of Company common stock are held under the ESOP, the voting card with instructions from the ESOP trustee that was mailed to you explains how to vote the shares allocated to your account.

Participation in householding will not affect or apply to any of your other shareholder mailings such as dividend checks, Forms 1099, or account statements. Householding saves money by reducing printing and postage costs and it is environmentally friendly. It also creates less paper for participating shareholders to manage. If you are a beneficial holder, you can request information about householding from your broker, bank or other nominee.

Revocability of Proxies

If you have not submitted a proxy through your broker or other nominee, you may revoke your proxy at any time before it is voted at the special meeting by:

•	delivering to our Secretary at the address listed below a written notice of revocation bearing a later date than the proxy;

•	duly completing, signing, dating and delivering to our Secretary at the address listed below, a new proxy card, dated later than the first proxy card, which will automatically replace any earlier dated proxy card that you returned;

•	properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet voting facilities and the telephone voting facilities; or

•	attending the special meeting and voting in person.

Attendance at the special meeting will not, in and of itself, constitute revocation of a proxy.

If your shares are held in “street name,” you should follow the voting instruction form provided by your broker or other nominee regarding revocation of proxies. If the holder of record of your shares is your broker, bank or other nominee and you wish to vote at the special meeting, you must bring a legal proxy from your broker, bank or other nominee authorizing you to vote those shares.

You should send any notice of revocation of your proxy card to: Penn Millers Holding Corporation, 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301 Attention: Michael O. Banks, Secretary.

If your shares of Company common stock are held under the ESOP, the voting card with instructions from the ESOP trustee that was mailed to you explains how to revoke your direction to the trustee about voting the shares allocated to your account.

Solicitation of Proxies and Expenses

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners. We will pay all expenses of filing, printing and mailing this proxy statement.

We have retained          ,          , telephone          , to assist in the solicitation of proxies by mail, telephone or other electronic means, or in person, for a fee of approximately $      plus reasonable out-of-pocket expenses relating to the solicitation. All costs of soliciting proxies will be borne by the Company.

Adjournments and Recesses

Although it is not currently expected, the special meeting may be adjourned or recessed, including for the purpose of soliciting additional proxies, if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Merger Agreement or if a quorum is not present at the special meeting. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, an adjournment generally may be made without notice. Any adjournment or recess of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or recessed.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. If other matters do properly come before the special meeting, or at any adjournment of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. The grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on other matters that are properly presented at the special meeting.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call          , our proxy solicitor, toll-free at          .

THE MERGER

The following is a description of the material aspects of the background and history behind the Merger. This description may not contain all of the information that is important to you. You are encouraged to carefully read this entire proxy statement, including the Merger Agreement attached hereto as Annex A, for a more complete understanding of the Merger.

The Parties to the Merger

Penn Millers Holding Corporation (“Penn Millers” or the “Company”) is a Pennsylvania corporation headquartered in Wilkes-Barre, Pennsylvania. The Company was originally organized in 1887 and is engaged in the provision of commercial property and casualty insurance products. The Company’s headquarters are located at 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301 and telephone: (800) 233-8347.

ACE American Insurance Company (“ACE”) is a Pennsylvania domestic stock property and casualty insurance company and a wholly-owned indirect subsidiary of ACE Limited, a global insurance and reinsurance organization, providing a range of insurance and reinsurance products. ACE American offers an extensive array of property, casualty, risk-management, and accident and health insurance products and services.

ACE American Insurance Company
436 Walnut Street
Philadelphia, Pennsylvania 19106
Telephone: (215) 640-1000

Panther Acquisition Corp. (the “Merger Sub”) is a Pennsylvania corporation that was formed by ACE solely for the purpose of entering in the Merger Agreement and completing the transactions contemplated by the Merger Agreement. Upon the completion of the Merger, the Merger Sub will cease to exist and the Company will continue as the surviving corporation of the Merger, which we refer to as the surviving corporation.

Panther Acquisition Corp.
c/o ACE American Insurance Company
436 Walnut Street
Philadelphia, Pennsylvania 19106
Telephone: (215) 640-1000

Background of the Merger

The Company’s board of directors and senior management regularly review and consider business alternatives to protect and/or enhance shareholder value, including strategic alternatives and opportunities for organic growth. The Company considers strategic options in light of the totality of the circumstances, including current and anticipated business trends, regulatory conditions, and the rating environment expected to impact it and the insurance industry.

In 2008, the Company’s management did not achieve the goals that had been set for it in the annual operating plan. In 2009, the goals were substantially achieved. In 2010, the goals were not achieved.

At the regularly scheduled meeting of the board of directors on January 26, 2011, management presented the proposed annual business plan for 2011. Management told the board that management did not view the “Solutions” product of the Commercial Business unit as a good long-term strategic fit for the Company since the product has been unprofitable and the sophistication of automation and predictive modeling favors large companies. The independent members of the Company’s board of directors expressed concern about the projected performance numbers. The independent directors centered their strategy discussion on the challenges resulting from the Company’s relative “lack of scale,” the difficulties of the prolonged “soft market,” which inhibits price increases for the Company’s products, and the disproportionate expense of being a small public company. It was recognized that there should be a sense of urgency regarding the strategic challenges facing the Company. Management continued this discussion over the next few months.

At its regularly scheduled meeting on March 23, 2011, the board met with members of senior management, including the Company’s Chief Executive Officer, Chief Financial Officer, and Senior Vice President. At that meeting, the Company’s Chief Executive Officer and Chief Financial Officer led a discussion regarding whether, and to what extent, the Company might undertake mergers and acquisitions. The discussion centered primarily on the Company’s $20 million in excess capital above what it is expected to use for organic growth at such time. Management suggested that the Company consider either returning capital to its shareholders or making a strategic acquisition, further informing the board that it had already contacted two potential acquisition targets. The board reviewed long-range projections for the Company’s business performance. Independent directors expressed concern about the adequacy of the projected performance and its implications for shareholder value and, in addition, questioned whether in light of that projected performance, it truly made sense for the Company to remain independent. The board authorized management to proceed with its plan to continue exploring strategic merger and acquisition opportunities and began reviewing additional specific strategic alternatives to deliver shareholder value. The board asked management to prepare an overview of certain strategic opportunities for the board’s review. The board specifically directed management to evaluate, from a shareholder perspective, the alternative of the Company’s remaining independent in comparison with the alternative of linking up with a strategic partner. The meeting concluded with an executive session from which management was excluded.

On April 21, 2011, the Company’s Chief Executive Officer and Chief Financial Officer attended their regular annual meeting with the analysts who were principally responsible for dealing with the Company on behalf of A.M. Best Company. The analysts informed the Company’s management that they believed it was most likely that the A- rating of Penn Millers Insurance Company (“PMIC”), the Company’s principal insurance subsidiary, be affirmed but that a “negative outlook” would be assigned. The analysts made it clear that their concerns rested with the Company’s historical profitability relative to a peer group comprised of many larger insurance companies. They agreed that many of the challenges were due to the small size of the Company.

On April 29, 2011, the Lion Fund, L.P., Biglari Capital Corp., Biglari Holdings, Inc. and Sardar Biglari (collectively, “the Biglari interests”) filed a Schedule 13D with the Securities and Exchange Commission disclosing the purchase of 416,598 shares of Company common stock, representing approximately an 8% ownership position. The Schedule 13D indicated that the Biglari interests intended to evaluate their investment and might communicate with management and the board regarding the Company’s business and future plans as well as acquire or dispose of additional shares. Management reviewed publicly available information about the Biglari interests and observed a track record that had included making at least one hostile offer for corporate control of a company at a price only marginally above market. In the first week of May 2011, the board held a telephone conference to discuss this investment and its implications to the Company and its consideration of strategic alternatives. The board took note of the fact that no representative of the Biglari interests had made any effort to contact the Company. In the totality of the circumstances, the judgment of the board was that the actual and potential activities of the Biglari interests, in themselves, represented a serious threat to the best interests of other shareholders, and therefore added urgency to the internal evaluation of strategic alternatives.

On May 6, 2011, the Company’s board held a telephonic meeting, attended by a representative of the law firm Ballard Spahr LLP (“Ballard”). With particular concern about the position taken by A.M. Best, and also taking into account the actions of the Biglari interests, the board of directors discussed whether or not to engage Ballard as special counsel to the Company’s independent directors to assist and advise with respect to the assessment of the Company’s strategic alternatives.

On May 9, 2011, the board held a special telephonic meeting, attended by the Company’s Chief Financial Officer and a representative of Ballard. During that meeting, the independent directors asked for details about Ballard’s expertise and experience in advising boards of directors on strategic alternative reviews and posed questions calling for legal advice and discussion of legal issues. Following the initial portion of the meeting, management provided a presentation to the board on strategic planning, the industry’s environment and financial projections under alternative business scenarios. The board of directors also decided to retain Ballard as special counsel to the independent directors and to begin seeking a financial advisor. Ballard represents and counsels ACE in certain financial guarantee bond litigation, none of which is related to the Merger, for which Ballard receives customary fees and appropriate conflict waivers were obtained. None of the lawyers who provide such services to ACE were involved in representing the board of directors and the special committee in connection with the Merger. The independent directors considered a number of financial advisors and decided to interview two firms in person as candidates.

On May 10, 2011, the board held a meeting at the Company’s headquarters in Wilkes-Barre, Pennsylvania, attended by the Company’s Chief Financial Officer and a representative of Ballard. During that meeting, the board interviewed a financial advisor candidate. The board also discussed, among other matters, Biglari’s stock ownership position in the Company, the Company’s A.M. Best rating and long-range strategic alternatives. The meeting concluded with an executive session from which management was excluded.

The following day, on May 11, 2011, the board reconvened at the Company’s headquarters with the Company’s Chief Financial Officer and representatives of Ballard. The board also interviewed Willis Capital Markets & Advisory to act as financial advisor. At this meeting, the board also authorized the formation of a Special Committee, consisting entirely of independent directors, to oversee the consideration of strategic alternatives.

By mid-May 2011, the board of directors had completed interviewing financial advisors for the independent directors on the review of strategic alternatives, and the independent directors retained Willis Capital Markets & Advisory in addition to Ballard. The board also appointed a special committee of independent directors (the “Special Committee”), consisting of Heather M. Acker, F. Kenneth Ackerman, Jr., Dorrance Belin, John M. Coleman and Donald A. Pizer, chaired by Mr. Coleman, to work with the advisors. The meeting concluded with an executive session from which management was excluded.

On May 19, 2011, the Special Committee held its first meeting, attended by the Company’s Chief Executive Officer and representatives of both Ballard and Willis Capital Markets & Advisory. The Special Committee discussed the A.M. Best analysts’ indication that they believed that PMIC’s A- rating would most likely be assigned a negative outlook, the impact that would result from a negative outlook, and the risk and likely consequences of a downgrade, including destruction of shareholder value.

On May 21, 2011, the Special Committee held another telephonic meeting, attended by the Company’s Chief Executive Officer and a representative of Ballard. The Company’s Chief Executive Officer described management’s recent contacts with A.M. Best. He also reported to the Special Committee on Willis Capital Markets & Advisory’s progress in considering strategic alternatives and developing a list of potential buyers; 27 companies were on an initial list.

On May 23, 2011, the board held a telephonic meeting, attended by representatives of Ballard, to discuss the Special Committee’s recent activities and the charter of the Special Committee, which contained the duties and responsibilities of the Special Committee. The board discussed the initial list of potential buyers that could be contacted in the event the board determined to commence a third-party solicitation process. The board authorized management to disclose to A.M. Best, under assurances of confidentiality, the nature and status of the ongoing strategic review.

On May 23, 2011, management provided representatives of A.M. Best with additional confidential information on the Company’s business plan, price increases obtained in the commercial book of business year to date and updated financial projections through 2013. Management also disclosed, in confidence, the strategic alternative review process and the likelihood that the Company would be sold to a larger organization with an interest in our specialty expertise in agribusiness. On the basis of that information, management requested that A.M. Best affirm the Company’s A- rating with a stable outlook.

On May 27, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of Ballard and Willis Capital Markets & Advisory. The Company’s Chief Executive Officer reported that A.M. Best’s committee intended to consider PMIC’s rating on either June 2 or

June 3. The Special Committee again reviewed the decision to pursue strategic alternatives. The board also reviewed with management and Willis Capital Markets & Advisory a list of 30 potential buyers that could be contacted in connection with the Company’s third-party solicitation process.

On May 27, 2011, the board also held a meeting where it learned that, with knowledge of the ongoing review of strategic alternatives and serious consideration of a sale of the Company, A.M. Best affirmed the A- rating with a “stable outlook” for PMIC. While the Company has a very strong capital position to support the A- rating, in the judgment of the board the fact that A.M. Best had been informed of the pending review of strategic alternatives and that there was a substantial likelihood that the Company would be sold to a financially stronger buyer had been material in A.M. Best’s decision to maintain the stable outlook. In light of that, the board again discussed with management and Willis Capital Markets & Advisory the process for compiling a list of potential parties to contact, which included 30 potential buyers. The board suggested some additional candidates for consideration and also discussed the timeline for a potential sale process.

Also in May 2011, the board received a monthly report indicating that the Company’s revenues were estimated to be below management’s business plan. In addition, the Company experienced heavy catastrophic losses in that month.

On June 2, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of Ballard and Willis Capital Markets & Advisory. The Company’s Chief Executive Officer reported on A.M. Best’s May 31, 2011 press release, which reaffirmed PMIC’s A- rating with a stable outlook. The Special Committee discussed the continuing risk of a “negative outlook” or downgrade, concluding that the risk was substantial, and also further discussed strategic alternatives.

On June 3, 2011, the board held a telephonic meeting, attended by representatives of Ballard and Willis Capital Markets & Advisory, to discuss A.M. Best’s rating action and the ongoing review of strategic alternatives.

On June 8, 2011, the board held a meeting at the Company’s headquarters, attended by the Company’s Chief Financial Officer and representatives of Ballard and Willis Capital Markets & Advisory. Willis Capital Markets & Advisory discussed with the board certain strategic alternatives available to the Company. The board discussed and evaluated (i) the “status quo” alternative of remaining independent and its impact on shareholder value, (ii) options other than remaining independent or selling the Company, such as restructuring the Company or selling a minority interest in the Company, (iii) what price levels would make it attractive to sell the Company; and (iv) whether to authorize Willis Capital Markets & Advisory to begin contacting potential buyers to determine what value might be realized for the Company’s shareholders in a potential strategic transaction. Management and Willis Capital Markets & Advisory suggested that the board consider pursuing a sale of the Company, assuming an acceptable price per share could be realized. The board’s Compensation Committee also met to discuss the financial impact resulting from a possible change of control on compensation of officers, employees and directors. After discussion, the board authorized Willis Capital Markets & Advisory to contact third parties to gauge their interest in an acquisition of the Company. The meeting concluded with an executive session from which management was excluded.

On June 17, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of Ballard and Willis Capital Markets & Advisory. Willis Capital Markets & Advisory informed the Special Committee that, in accordance with the directives of the board, 49 potential buyers had been contacted, five nondisclosure agreements (“NDAs”) had been signed, five other companies were negotiating NDAs and it was waiting to hear from 22 of the potential buyers. In accordance with the directives of the board, Willis Capital Markets & Advisory planned to distribute a confidential information memoranda on behalf of the Company describing the Company’s business and prospects to the potential buyers that had signed NDAs. Willis Capital Markets & Advisory advised the board that the list of potential buyers consisted of both strategic and financial buyers.

On June 28, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of Ballard and Willis Capital Markets & Advisory. Willis Capital Markets & Advisory informed the Special Committee that 19 NDAs had been signed by potential buyers.

Willis Capital Markets & Advisory also reviewed with the Special Committee a draft of the bid instruction letter for the potentially interested parties. The bid letter included a request that initial indications of interest be submitted by July 19, 2011, after which the board would decide which potential buyers to invite to participate in the second round.

On July 1, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of Ballard and Willis Capital Markets & Advisory. Willis Capital Markets & Advisory reviewed with the Special Committee the potential buyers that had been contacted and the Special Committee discussed each of the potential partners, which included strategic and financial buyers.

On July 21, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Office and representatives of Ballard and Willis Capital Markets & Advisory. Willis Capital Markets & Advisory informed the Special Committee that the list of potential partners had been expanded to 56, of which 27 received a Confidential Information Memorandum. On behalf of the Company, Willis Capital Markets & Advisory received six initial indications of interest by the July 19, 2011 deadline, with valuations ranging from $15.95 to $22 per share. The Special Committee discussed these valuations and reviewed significant geopolitical and industry developments since May 11, 2011, when the Special Committee and Willis Capital Markets & Advisory had initially discussed a possible sale, and also reviewed certain of the challenges that the Company faced before Biglari began acquiring its stake in the Company, such as the risk of a negative outlook and/or downgrade in the Company’s A.M. Best rating, the lack of fundamental improvement in the market faced by the industry and that the Company’s second quarter catastrophic losses have been significant. This discussion reaffirmed the Special Committee’s conclusion that pursuing a sale appeared to be the best alternative to prevent destruction of shareholder value and serve the best interests of the Company and its shareholders. The Special Committee also reviewed each of the six potential buyers who had progressed to this stage and their respective indications of interest, and decided, after consultation with Willis Capital Markets & Advisory, to invite five bidders to participate in the second round. In addition, Willis Capital Markets & Advisory informed the Special Committee that another potential buyer had indicated an interest in acquiring the Company and signed the necessary agreement to obtain a Confidential Information Memorandum. The meeting concluded with an executive session from which management was excluded.

On July 25, 2011, the board held a meeting at the Company’s headquarters in Wilkes-Barre, Pennsylvania, attended by the Company’s Chief Financial Officer and representatives of Ballard and Willis Capital Markets & Advisory. Willis Capital Markets & Advisory presented an outline of the sale process and the six preliminary indications of interest that had been received by the July 19, 2011 deadline. The board extensively discussed each of the six potential buyers who had provided formal preliminary indications of interest as well as the additional company that had indicated an interest in acquiring the Company. The board also discussed a potential third- party solicitation process timeline, which included sending a draft of the merger agreement to five of the potential buyers the following week and management meetings with parties invited to the second round. The meeting concluded with an executive session from which management was excluded.

On July 30, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of both Willis Capital Markets & Advisory and Ballard. The purpose of the meeting was to discuss management’s meetings with the potential buyers and to discuss management’s presentations to potential buyers, which were scheduled to occur between August 2, 2011 and August 11, 2011.

On August 5, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of Willis Capital Markets & Advisory and Ballard. At that meeting, the Special Committee discussed management’s presentations to potential buyers to date and also set August 25, 2011 as the final bid deadline. In addition, the Special Committee authorized circulation of a draft merger agreement to all potential buyers. The meeting concluded with an executive session from which management was excluded.

On August 10, 2011, the Special Committee met by telephone. The meeting was also, attended by the Company’s Chief Executive officer as well as representatives of both Willis Capital Markets & Advisory and Ballard. Among other topics, the Special Committee discussed the remaining potential buyers. Willis Capital

Markets & Advisory suggested that the Company consider issuing a public statement, in light of recent geopolitical events and associated extreme volatility in the securities markets and taking into account that although a public announcement would be likely to generate uncertainty among employees and other constituents, by this advanced point in the process it appeared reasonably likely that the Company would be able to minimize those disruptions. Management added that although there did not appear to have been any leaks so far, the increasing frequency of meetings by management with prospective buyers might increase speculation and rumors in the community and it would be desirable to take steps to prevent the possibility of speculative trading in the Company’s stock based upon information not equally available to all shareholders. A press release at this point would also alert any third party that might have an interest in the Company and could thereby serve as yet another cross-check on the completeness of the process of shopping the Company. The Special Committee approved recommending to the board of directors the text of a proposed public statement disclosing the process of reviewing potential strategic opportunities.

On August 10, 2011, the board held a telephonic meeting with representatives of Ballard and Willis Capital Markets & Advisory. Among other things, the board approved a public statement disclosing the process of reviewing potential strategic opportunities. The meeting concluded with an executive session from which management was excluded.

On August 12, 2011, the Company reported its second quarter results ended June 30, 2011. The Company was adversely impacted by unprecedented catastrophe losses in the second quarter of 2011 that accounted for approximately 40 loss ratio points of its 101.1% second quarter loss ratio. For the three months ended June 30, 2011, PMIC reported a net loss of $4.4 million. For the six months ended June 30, 2011, PMIC reported a net loss of $2.5 million.

On August 15, 2011, a press release describing the strategic alternatives review was released.

On August 17, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of Ballard and Willis Capital Markets & Advisory. The Special Committee discussed Willis Capital Markets & Advisory’s contacts with the remaining four potential buyers and received updates on each of those candidates (prior to this meeting, two potential buyers indicated that they were no longer interested in acquiring the Company). Management also reported on contacts with A.M. Best and the Pennsylvania Department of Insurance, which preceded the August 15, 2011 press release. The meeting concluded with an executive session from which management was excluded.

On August 19, 2011, the Special Committee held a telephonic meeting, attended by the Company’s Chief Executive Officer and representatives of Willis Capital Markets & Advisory and Ballard. The Company’s Chief Executive Officer and Willis Capital Markets & Advisory informed the Special Committee that management presentations for all four of the current potential buyers had been completed and some of the potential buyers were conducting a due diligence review of the Company. The meeting concluded with an executive session from which management was excluded.

On August 20, 2011, the Special Committee held a telephonic meeting with the Company’s Chief Executive Officer and representatives of both Willis Capital Markets & Advisory and Ballard to discuss the current potential buyers as well as to consider again whether the Company should remain independent. Management presented a plan for remaining independent, which called for significant restructuring and expense reductions with significant staff reductions. After discussing management’s presentation, the Special Committee concluded that the proposed plan would not provide significant meaningful value and, on the contrary, could put shareholder value materially at risk. The meeting concluded with an executive session from which management was excluded.

On August 24, 2011, the Special Committee held a telephonic meeting with the Company’s Chief Executive Officer and representatives of Ballard and Willis Capital Markets & Advisory. The Special Committee discussed each of the potential buyers. The Special Committee also discussed the Company’s exposure to the then-approaching Hurricane Irene, which could negatively affect third quarter earnings and, potentially, the value of the bids. The Special Committee also discussed alternatives to a strategic transaction, which would involve remaining independent with significant restructuring and expense and employee reductions if a satisfactory strategic transaction opportunity did not occur. The meeting concluded with an executive session from which management was excluded.

On August 25, 2011, ACE provided a cash offer of $20.00 per share. The next day, on August 26, 2011, Bidder B provided a cash offer in the range of $18.50-$19.00 per share, subject to completion of the bidder’s review of the Company’s reserves. On August 26, 2011, the Special Committee met by telephone to discuss the current bids and the advantages and disadvantages of pursuing a strategic opportunity with ACE or Bidder B. The Special Committee also discussed the possibility of a substantial change to the Company’s book value as a result of recent storm activity. The meeting concluded with an executive session from which management was excluded.

On August 26, 2011, Bidder C provided a cash offer of $20.75 per share, subject to an additional 30-day due diligence period. The next day, on August 27, 2011, the Special Committee held a telephonic meeting with the Company’s Chief Executive Officer and representatives of Willis Capital Markets & Advisory and Ballard to discuss the bids that had been delivered by ACE, Bidder B and Bidder C. Willis Capital Markets & Advisory advised the Special Committee that the total package of the offer presented by ACE could be superior to the other two offers if ACE could be persuaded to move above its $20.00 offer. The offer by Bidder B was significantly lower than the ACE offer and Willis Capital Markets & Advisory explained to the Special Committee why it was judged unlikely that Bidder B would revise its bid to offer more value to our shareholders than ACE’s bid. Those reasons included the fact that Bidder B’s current proposal to acquire the Company would have provided less value to shareholders than its initial indication of interest and statements made by the leadership of Bidder B to management and Willis Capital Markets & Advisory in meetings and telephone calls during the Company’s review of strategic alternatives. In those statements, Bidder B’s chief executive officer and the chief of Bidder B’s relevant business unit emphasized Bidder B’s unwillingness to pay more than book value for the Company. Willis Capital Markets & Advisory advised the Special Committee that while the offer from Bidder C was the highest from a financial point of view, Bidder C had not completed due diligence regarding underwriting, claims, finance and human resources; the bid itself was conditioned upon a much longer period of additional due diligence than would be required for ACE; and the proposal by Bidder C carried with it additional uncertainties and risks, including the fact that Bidder C has only an A- rating from A.M. Best (in contrast with a strong A+ rating of ACE); Bidder C’s relatively high debt leverage and its need to borrow funds externally to consummate a transaction with the Company (in contrast to ACE’s ability to fund the transaction); and the relatively high likelihood that the financial performance of the Company in the third quarter could result in a reduction in the offer price. In totality, these uncertainties and risks presented a risk of a reduction in the offer price and/or failed execution that the Special Committee judged to be materially greater than those associated with the ACE bid. The meeting concluded with an executive session from which management was excluded.

On August 29, 2011, the board met along with representatives of both the Company’s management, Ballard and Willis Capital Markets & Advisory, to discuss the Company’s strategic challenges and alternatives, such as remaining independent or a potential sale, as well as the advantages and disadvantages of each of the bids that had been offered by ACE and Bidders B and C. The board also discussed Hurricane Irene’s impact on the Company and the number of claims that had been made so far. Willis Capital Markets & Advisory presented a report that discussed all potentially interested buyers to the board. The meeting concluded with an executive session from which management was excluded.

Based on the range of the bids received, Willis Capital Markets & Advisory suggested that ACE increase its offer to $21.00 per share and ACE agreed to do so, which represented a 30% premium to the current price of the Company’s common stock. Willis Capital Markets & Advisory then recommended that the board negotiate with ACE in order to determine if a deal could be consummated on terms agreeable to both parties. Willis Capital Markets & Advisory reported that ACE had a compelling rationale for pursuing a strategic relationship with the Company, ACE had completed far more due diligence than either Bidder B or Bidder C and remained enthusiastic and committed to the potential transaction, ACE had a large market capitalization, and ACE did not need any external financing to complete the transaction. In addition, ACE’s agribusiness was complementary to the Company’s operations and vice versa and a partnership with ACE could potentially grow the Company’s franchises. Moreover, ACE anticipated maintaining the Company’s Wilkes-Barre location. As part of its bid, ACE requested that the Company negotiate with ACE on an exclusive basis for four weeks.

Willis Capital Markets & Advisory recommended sharply curtailing that period and the Company indicated that it would consider entering into an exclusivity agreement with ACE through September 6, 2011. The board also instructed Ballard to discuss and attempt to negotiate the exclusivity agreement and the Agreement with ACE’s counsel and instructed all advisors and management to continue communicating with ACE regarding due diligence matters. ACE subsequently agreed to increase its proposed purchase price to $21.00 per share, which represented a 30% premium to the current price of the Company’s common stock. On August 29, 2011, the Company entered into an exclusivity agreement with ACE, which expired on September 6, 2011. During the period from August 29, 2011 through September 6, 2011, ACE continued to conduct due diligence on the Company and the Company provided ACE with certain due diligence materials requested by ACE, including updated financial projections for the Company’s 2011 fiscal year.

On September 1, 2011, the board held a meeting at the Company’s headquarters in Wilkes-Barre, Pennsylvania. Representatives of Willis Capital Markets & Advisory and Ballard were in attendance. Among other things, the board discussed the recent interactions with Bidders B and C. The board was informed that Bidder B had contacted Willis Capital Markets & Advisory and expressed disappointment, but that Bidder B did not provide a higher offer. The board also was informed that Bidder C still required additional time to complete its review of the Company, and the board again discussed the execution risks associated with Bidder C’s proposal. Willis Capital Markets & Advisory also informed the board that ACE had indicated that it remained enthusiastic about pursuing a strategic opportunity with the Company and the board further discussed the benefits of a partnership with ACE. The board also discussed the timeline for announcing a transaction. In addition, the board discussed the second quarter financial results, including the Company’s losses as a result of storm activity, including those relating to Hurricane Irene. The meeting concluded with an executive session from which management was excluded.

On September 4, 2011, the Special Committee held a telephonic meeting with representatives of Ballard and Willis Capital Markets & Advisory to discuss the status of negotiations with ACE and due diligence efforts, among other issues.

On September 4 and 5, 2011, Willis Capital Markets & Advisory had several conversations with representatives of ACE during which ACE’s representatives reported that ACE intended to reduce the value of its $21.00 offer because of losses incurred from Hurricane Irene, unaccrued costs associated with settling the Company’s pension obligation, and additional Company expenses incurred as a result of the proposed transaction.

On September 5, 2011, the board held a telephonic meeting, attended by representatives of Willis Capital Markets & Advisory and Ballard. Willis Capital Markets & Advisory updated the board on the ACE price developments. The board asked Willis Capital Markets & Advisory to respond to ACE’s recent request to reduce the price and to indicate that the request is unacceptable to the board. The meeting concluded with an executive session from which management was excluded. Following such meeting, representatives of Willis Capital Markets & Advisory contacted representatives of ACE to express the board’s views.

On September 6, 2011, a representative of ACE contacted Willis Capital Markets & Advisory, indicating that ACE would deliver a revised offer letter to Willis Capital Markets & Advisory on behalf of the Company later in the day. Later that day, the board held a meeting with representatives of Willis Capital Markets & Advisory and Ballard to discuss updates and strategies regarding negotiations with ACE. During such meeting, Willis Capital Markets & Advisory received a letter from ACE proposing an offer of $20.45 per share, expiring the next day. The meeting concluded with an executive session from which management was excluded. The Special Committee met later that day to further discuss ACE’s revised offer. Following the meeting, the Special Committee requested that Willis Capital Markets & Advisory advise ACE that the board would be prepared to enter into a definitive agreement with ACE at $20.75 per share. In accordance with the Special Committee’s directives, Willis Capital Markets & Advisory relayed the information to ACE.

Later on September 6, 2011, the board held another telephone meeting with representatives of Willis Capital Markets & Advisory and Ballard. It was communicated to the board that representatives of Willis Capital Markets & Advisory would indicate to ACE that the board would be prepared to enter into a definitive agreement with ACE at $20.75 per share, which Willis Capital Markets & Advisory conveyed following such meeting. The meeting concluded with an executive session from which management was excluded.

On September 7, 2011, a representative of ACE contacted representatives of Willis Capital Markets & Advisory with ACE’s last and final offer of $20.50 per share with expiration the same day.

Later on September 7, 2011, the Special Committee met to discuss ACE’s final offer of $20.50 per share. The Special Committee consulted Willis Capital Markets & Advisory and Ballard and discussed the possibility of rejecting the final offer and reopening negotiations with other bidders. The Special Committee determined that the likelihood of obtaining a better offer from another bidder was insufficient to justify subjecting shareholders and other constituents to the risks attendant to rejecting ACE’s proposal and unanimously decided to recommend accepting ACE’s final offer.

Later the same day, the board held a meeting, attended by representatives of management, Ballard and Willis Capital Markets & Advisory. At this meeting, Ballard reviewed with the board the terms of the merger agreement as well as the fiduciary obligations of the board in connection with a potential sale of the Company. The board also reviewed the third-party solicitation process conducted by the Company in which a total of 56 potential buyers were contacted, 27 NDAs were signed and seven initial indications of interest and three final proposals were received. Also at this meeting, Willis Capital Markets & Advisory reviewed with the board of directors its financial analysis of $20.50 per share cash consideration and rendered to the board of directors its oral opinion, confirmed by delivery of a written opinion dated September 7, 2011, to the effect that, as of that date and based upon and subject to the factors, qualifications, limitations and assumptions stated in the written opinion, the $20.50 per share cash consideration to be received in the merger by holders of the Company’s common stock was fair, from a financial point of view, to such holders. Willis Capital Markets & Advisory explained in detail the reasons for its opinion. After discussion, the board determined that accepting ACE’s offer and pursuing the proposed transaction with ACE was in the best interests of the Company and the Company’s shareholders. The meeting concluded with an executive session from which management was excluded.

On the evening of September 7, 2011, the Company, ACE and Merger Sub executed the merger agreement and, on September 8, 2011, the Company announced that it had entered into a merger agreement with ACE. The following day, on September 9, 2011, A.M. Best announced that it had placed under review with positive implications the financial strength rating of A- and issuer credit ratings of “A−” of Penn Millers Insurance Group, which includes Penn Millers.

Reasons for the Merger and Recommendation of Penn Millers’ Board of Directors

The Company’s Reasons for the Merger

In a meeting held on September 7, 2011, the Company’s board of directors considered the terms of the Merger Agreement and the transactions contemplated and determined them to be in the best interests of the Company and its shareholders. Having considered, among other things, the professional advice of its expert independent advisors, the board of directors believes that the Merger will maximize value and minimize risks for the Company’s shareholders, that it is in the best interests of the Company and its shareholders, and that it is a more attractive option for the Company’s shareholders than any other reasonably available option, including continuing to operate the Company on an independent, stand-alone basis. In evaluating the Merger, the Company’s board of directors consulted with management, as well as independent legal and financial advisors, regularly met with the independent directors’ advisors in sessions that excluded all members of management, and considered the totality of the circumstances, including the following:

•	The Company’s Business and Prospects. The board of directors considered, on a historical and prospective basis, the Company’s business, financial condition, results of operations and book value, including trends in the insurance industry, underwriting performance, and return on equity. The board of directors also considered the market price, trading “float,” and volatility of the Company’s common stock. The board of directors considered all of these factors in light of what it judged to be a high likelihood of destruction of shareholder value if A.M. Best were to downgrade or impose a “negative outlook” on the Company because of its small size, an event as to which the board believed there was substantial near-term risk.

•	The Challenges Facing the Company in Achieving the Goals of its Business Plans. The board of directors considered the fact that management had not achieved the goals it had set for itself in its business plans for two of the preceding three years. The board acknowledged that portions of those shortfalls had been the results of factors beyond management’s control — including the extended recession in the United States, aggressive pricing by competitors, and elevated catastrophic losses — but decided, based on the totality of management’s track record, that it was important to discount management’s projections for execution risk.

•	The Challenges Facing the Company as a Smaller Independent Company. The board of directors also considered the risks and benefits associated with the Company’s efforts and plans to conduct its business as an independent, stand-alone company as compared to the risks and benefits associated with the Merger. The board considered that in operating as a relatively small, stand-alone public company, the Company faces high cost ratios (including, for example, relatively high costs of reinsurance and the costs of operating as a public company), impaired net profits, and continuing, and sometimes conflicting, pressures from customers, agents, competitors, regulatory agencies, financial analysts and independent rating agencies. The Company’s market capitalization is among the lowest of its peer group and in the judgment of the board of directors, but for the possibility that the Company is sold in the near term, its stock would return to trading at a substantial discount to peer companies. The Company’s lack of scale and relatively high cost structure limit the Company’s ability to weather market downturns or to grow significantly without engaging in a merger or acquisition transaction. The Company expects that this merger will enable its shareholders not only to realize a significant premium that is not likely to be achieved within a reasonable period of time as a stand-alone company, but also to avoid considerable near-term risks of destruction of shareholder value.

•	The Impact of Difficult Economic Conditions. The independent directors considered the Company’s prospects as an independent public company in light of current difficult economic conditions in the United States. The board of directors considered that economic conditions, among other factors, have resulted in declines and losses in the insurance industry and that the longstanding so-called “soft market” may continue, which would impede the Company’s growth. The board of directors concluded that there were significant risks associated with deferring the decision to sell the Company, particularly in light of the current outlook for the economy and its impact on the market price of the Company’s common stock if the possibility of prompt sale of the Company were taken off the table. In particular, the board considered the current volatile state of the economy and general uncertainty surrounding forecasted economic conditions, in the short-term and in the long-term, both globally and within the insurance industry.

•	The Thorough, Disciplined Process Followed in Evaluating Strategic Alternatives and Shopping the Company and the Low Likelihood that a Third Party Would Propose an Acquisition at a Higher Price. The board of directors oversaw a meticulously designed process of reviewing strategic alternatives advised by individuals from Willis Capital Markets & Advisory and Ballard each of whom was a highly experienced and respected specialist in mergers and acquisitions, including transactions in the insurance industry, and a management team with considerable experience and expertise in the industry. The board of directors considered the third-party solicitation process conducted by the Company with the assistance of management and advisors, which included contacting more than 50 potential buyers over a period of months and publicly announcing the existence of the process weeks before it was brought to a conclusion. The board of directors, which itself includes individuals with pertinent knowledge and experience, repeatedly took time to discuss which third parties would most likely be both interested in acquiring the Company and qualified to do so from a financial, strategic, and knowledge standpoint, including parties that had made non-binding acquisition proposals to the Company, and ultimately concluded that the likelihood that any of those third parties would make an all-cash offer on better terms than those offered and agreed to by ACE and with lower execution risk than the ACE proposal was remote. The board took into account that although a significant number of prospective “financial”

buyers (i.e., private equity firms and other entities that currently have no insurance assets that would offer synergies to increase available value) were contacted and some received the Company’s confidential information memoranda, no financial buyers were invited to the second round of the process given their less competitive bids. The board also took into account that no credible partner candidate emerged over the period of more than three weeks that elapsed between the public announcement of the process and the board’s consideration of the transaction with ACE. Nor has any such candidate materialized to date. The board frequently solicited the advice of both Willis Capital Markets & Advisory and Ballard on the fairness and adequacy of the process being followed. The board was advised by both Willis Capital Markets & Advisory and Ballard at every stage, including during consideration of ACE’s final offer, that the process that the board had followed had been thorough and disciplined.

•	The Ability of the Board of Directors to Change its Recommendation and Terminate the Merger Agreement and that the “Break-Up” Fee and Other Deal Protection Measures Were Not Preclusive. The board of directors considered the fact that the merger agreement allows the Company to respond to unsolicited takeover proposals, to change or withdraw its recommendation to the Company’s shareholders with respect to the adoption of the Merger Agreement and to terminate the Merger Agreement to enter into an alternative agreement relating to a superior proposal, subject, in certain situations, to the payment to ACE of a 3.5% ($3.75 million) “break-up” termination fee. The board considered the provisions in the Merger Agreement, including the non-solicitation provision, and determined in its reasonable judgment that such provisions would not preclude other interested third parties from submitting a competing offer for the Company. In particular, the board of directors considered the size of the “break-up” fee and determined that, at 3.5% of the aggregate value of the transaction, it was reasonable in light of the benefits of the Merger and would not, in the board’s reasonable judgment, preclude other interested third parties from making a competing offer for the Company.

•	The High Likelihood that the Transaction with ACE will be Completed. The board of directors considered ACE’s particularly strong financial condition, the extensive amount of due diligence performed by ACE and the relatively limited conditions to the closing of the Merger, including the facts that the Merger Agreement does not contain any financing contingency and that the ACE proposal will be funded with internally generated cash, and determined that, in its judgment and assuming adoption of the Merger Agreement by the Company’s shareholders, there is a high likelihood that the proposed transaction with ACE will be completed.

•	Shareholder Approval. The board of directors considered the fact that the merger is subject to the approval of the Company’s shareholders, who therefore have the option to reject the merger by voting against the proposal to adopt the Merger Agreement, as further described in this proxy statement. The board also took into account that a large majority of the Company’s stock is owned by institutional and other highly sophisticated investors, many of whom acquired their shares in the initial public offering.

•	The Reputation and Business Practices of ACE. The board of directors recognized that relative to other potential purchasers of the Company, ACE has a corporate culture and business practices highly compatible with those of the Company, which will make a successful merger and business transaction more likely. Moreover, the board of directors recognized that ACE’s existing agribusiness insurance operation is complementary to the Company’s operations, and vice versa, and a partnership with ACE could potentially grow the Company’s franchises.

•	ACE’s Intentions for the Operations of the Company. Prior to approving the Merger Agreement, ACE communicated its intention to keep the Company’s Wilkes-Barre business location operational.

•	The Terms of the Merger Agreement. The board of directors considered all of the terms and conditions of the Merger Agreement, including, among other things, the representations, warranties, covenants and agreements of the parties, the conditions to closing, the form of the Merger Consideration and the structure of the termination rights, and the fact that the Merger Agreement was negotiated between two parties in an arm’s-length negotiation.

•	The Opinion and Professional Advice of Willis Capital Markets & Advisory. The board of directors considered the opinion, dated September 7, 2011, of Willis Capital Markets & Advisory, contained in Annex B to this proxy statement, to the Company’s board of directors, as well as the advice given to the board by Willis Capital Markets & Advisory throughout the process and in the September 7 meeting.

•	The Professional Advice of Both Ballard and Willis Capital Markets & Advisory Regarding the Design and Execution of the Process. The board of directors considered the advice given to the board by Ballard and Willis Capital Markets & Advisory at every stage of the process regarding the design and execution of the process of review of strategic alternatives. Those firms repeatedly advised the board that the process followed had been thorough and rigorous.

The board of directors also considered a variety of risks and other potentially negative factors concerning the Merger and the Merger Agreement, including the following:

•	The risks and costs to the Company if the Merger does not close, including the diversion of management and employee attention and the effect on business and customer relationships;

•	The fact that certain of the Company’s officers and directors may have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders, weighed against the facts that each of the Company’s independent directors beneficially owns significantly more shares resulting from the investment of his or her own funds than from awards by the Company, and that all independent directors cease to receive director compensation or benefits of any kind upon closing of the Merger;

•	The amount of time it could take to complete the Merger, including the fact that the consummation of the Merger is subject to shareholder, governmental and regulatory approvals and the lack of assurance that such approvals will be received prior to December 31, 2011 (as such date may be extended) or at all;

•	That an all-cash transaction will be taxable to the Company’s shareholders that are U.S. persons for U.S. federal income tax purposes; and

•	The fact that a termination fee is payable to ACE under specified circumstances, including in the event that the board of directors decides to terminate the Merger Agreement to accept a superior proposal.

Recommendation of Penn Millers’ Board of Directors

The board of directors unanimously recommends that you vote “FOR” the adoption of the Merger Agreement, “FOR” the approval of the nonbinding advisory proposal regarding “golden parachute” compensation and “FOR” approval of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies.

In considering the board of directors’ recommendation with respect to the Merger Agreement, the holders of our common stock should note that our executive officers may have interests in the Merger that may differ from or be in addition to those of our shareholders, and that members of the board of directors received fees for their services in attending special board and committee meetings to periodically review and oversee the progress of the negotiations of the Merger Agreement by management. Our independent directors also received grants of stock options as a portion of the compensation for their service on the board of directors. The board of directors was aware of these potential interests as they considered the Merger and the Merger Agreement. For more information, see “The Merger — Interests of Our Executive Officers and Directors in the Merger” beginning on page   .

Opinion of the Financial Advisor to the Independent Directors

The Company engaged Willis Capital Markets & Advisory to act as the special committee’s financial advisor in connection with a possible sale transaction. At a meeting of the Company’s board of directors held on September 7, 2011 to evaluate the Merger, Willis Capital Markets & Advisory rendered its oral opinion, confirmed by a written opinion dated September 7, 2011, to the Company’s board of directors to the effect that, as of such date and based upon and subject to the factors, qualifications, limitations and assumptions stated in its opinion, the $20.50 per share cash consideration to be received in the Merger by holders of Company common stock was fair, from a financial point of view, to such holders. The full text of Willis Capital Markets & Advisory’s written opinion, which sets forth, among other things, the assumptions made, factors considered and qualifications and limitations upon the review undertaken by Willis Capital Markets & Advisory in rendering its opinion, is attached as Annex B and is incorporated by reference in its entirety into this proxy statement. This summary is qualified in its entirety by reference to the full text of such opinion. Willis Capital Markets & Advisory’s opinion was provided for the information of the Company’s board of directors (in its capacity as such) in its evaluation of the Merger Consideration from a financial point of view and did not address any other aspect of the Merger. Other than advising the Special Committee and the board in the review of strategic alternatives, Willis Capital Markets & Advisory expressed no view as to, and its opinion did not address, the relative merits of the Merger as compared to alternative business or financial strategies that might be available to the Company, the effect of any other transaction in which the Company might engage or the Company’s underlying business decision to engage in the Merger. The opinion does not constitute a recommendation to any holders of Company common stock as to how such holder should act or vote in connection with the Merger or otherwise.

The terms of the Merger were determined through negotiations between ACE and the Company and the decision by the Company to enter into the Merger was solely that of the Company’s board of directors. Willis Capital Markets & Advisory’s opinion and financial analyses were only one of the many factors considered by the board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Company’s board of directors or management with respect to the Merger or the consideration payable in the Merger. Willis Capital Markets & Advisory did not recommend any specific form or amount of consideration to the Company or that any specific form or amount of consideration constituted the only appropriate consideration for the Merger.

In connection with rendering its opinion, Willis Capital Markets & Advisory reviewed, among other things:

•	the Merger Agreement;

•	certain publicly available financial statements and other information of the Company, including the Company’s annual reports to shareholders and annual reports on Form 10-K for the fiscal years ended December 31, 2009 and 2010 and quarterly reports on Form 10-Q for the periods ended March 31, 2011 and June 30, 2011;

•	certain non-public financial and operating information relating to the Company furnished to Willis Capital Markets & Advisory by the Company’s management, including certain financial projections relating to the Company that were prepared by the Company’s management;

•	the stock price trading history of Company common stock;

•	a comparison of certain financial information of the Company with similar information for other companies that Willis Capital Markets & Advisory deemed relevant;

•	a comparison of the financial terms of the Merger to the financial terms, to the extent publicly available, of certain other transactions that Willis Capital Markets & Advisory deemed relevant; and

•	the results of the Company’s efforts, with Willis Capital Markets & Advisory’s assistance, to solicit indications of interest from third parties with respect to a possible acquisition of the Company.

In addition, Willis Capital Markets & Advisory had discussions regarding certain aspects of the Merger, as well as past and current operations, financial projections, current financial condition and prospects of the Company, including strategic alternatives available to the Company, with certain members of the Company’s senior management and board and performed such analyses and examinations and considered such other factors that Willis Capital Markets & Advisory deemed appropriate. In rendering its opinion, Willis Capital Markets & Advisory assumed and relied upon, without independent verification, the accuracy and completeness of all financial and other information publicly available or provided to or otherwise reviewed by or discussed with Willis Capital Markets & Advisory and further relied upon the assurances of the Company’s management that it was not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company utilized in its financial analyses, Willis Capital Markets & Advisory assumed, upon the Company’s advice, that such projections were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future operating and financial performance of the Company. Willis Capital Markets & Advisory expressed no view as to any such financial projections or the assumptions on which they were based.

In arriving at its opinion, Willis Capital Markets & Advisory also assumed, upon the Company’s advice, that the representations and warranties of each party contained in the Merger Agreement would be true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver or modification. Willis Capital Markets & Advisory further assumed, upon the Company’s advice, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the Merger.

Willis Capital Markets & Advisory is not an actuary and its services did not include any actuarial determination or evaluation or any attempt to evaluate actuarial assumptions, allowances for losses or premium rates for liability insurance and, accordingly, Willis Capital Markets & Advisory made no analysis of, and expressed no opinion as to, the adequacy of the Company’s reserves for losses and loss adjustment expenses, such premiums or other matters. Willis Capital Markets & Advisory did not conduct a physical inspection of the properties and facilities of the Company and did not make, or assume any responsibility for making, any independent valuation or appraisal of the assets or liabilities, contingent or otherwise, of the Company or any of its subsidiaries, nor was Willis Capital Markets & Advisory furnished with any such appraisals, nor did Willis Capital Markets & Advisory evaluate the solvency or fair value of the Company or any of its subsidiaries under any state or federal laws relating to bankruptcy, insolvency or similar matters. Willis Capital Markets & Advisory’s opinion did not address any terms (other than the per share Merger Consideration to the extent expressly specified in its opinion) or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. Willis Capital Markets & Advisory expressed no view as to, and its opinion did not address, the fairness, financial or otherwise, of the amount or nature or any other aspect of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the per share Merger Consideration or otherwise. Willis Capital Markets & Advisory also expressed no view or opinion as to the prices at which Company common stock would trade at any time.

Willis Capital Markets & Advisory’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Willis Capital Markets & Advisory as of, the date of its opinion. Subsequent developments may affect its opinion, and Willis Capital Markets & Advisory does not have any obligation to update, revise or reaffirm its opinion. As the board of directors was aware, the credit, financial and stock markets have been experiencing unusual volatility and Willis Capital Markets & Advisory expressed no view or opinion as to any potential effects of such volatility on the Company or the Merger. Willis Capital Markets & Advisory is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters. Except as described in this summary, the board of directors imposed no other instructions or limitations with respect to the investigations made or the procedures followed by Willis Capital Markets & Advisory in rendering its opinion.

In connection with rendering its opinion to the board of directors, Willis Capital Markets & Advisory performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Willis Capital Markets & Advisory in connection with its opinion. The preparation of a Willis Capital Markets & Advisory opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected public companies and selected precedent transactions analyses summarized below, no company or transaction used as a comparison was identical to the Company or the Merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

Willis Capital Markets & Advisory believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Willis Capital Markets & Advisory’s analyses and opinion. Willis Capital Markets & Advisory did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of the Company in or underlying Willis Capital Markets & Advisory’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Willis Capital Markets & Advisory considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Company. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired.

The following is a brief summary of the material financial analyses performed by Willis Capital Markets & Advisory and reviewed with the board of directors on September 7, 2011. The financial analyses summarized below include information presented in tabular format. In order to fully understand Willis Capital Markets & Advisory’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Willis Capital Markets & Advisory’s financial analyses.

Selected Public Companies Analysis.  Willis Capital Markets & Advisory reviewed selected financial and stock market data of the Company and the following 15 selected publicly traded regional property and casualty insurance companies:

•	AMERISAFE, Inc.

•	Eastern Insurance Holdings, Inc.

•	EMC Insurance Group Inc.

•	Employers Holdings, Inc.

•	Donegal Group, Inc.

•	Hallmark Financial Services, Inc.

•	Hanover Insurance Group, Inc.

•	Harleysville Group Inc.

•	Meadowbrook Insurance Group, Inc.

•	SeaBright Holdings, Inc.

•	Selective Insurance Group, Inc.

•	State Auto Financial Corporation

•	Tower Group, Inc.

•	Unico American Corporation

•	United Fire & Casualty Company

Willis Capital Markets & Advisory reviewed, among other things, equity market values, based on closing stock prices of the selected companies on September 6, 2011, as a multiple of fully diluted tangible book value per share as of June 30, 2011 and calendar year 2012 estimated operating earnings per share, referred to as EPS. Willis Capital Markets & Advisory then applied selected ranges of fully diluted tangible book value per share multiples of 0.75x to 0.90x and EPS multiples of 8.0x to 14.0x derived from the selected companies to corresponding data of the Company. Financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of the Company were based on the Company’s public filings and internal estimates of the Company’s management. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the per share Merger Consideration:

Implied Per Share Equity Value
Reference Ranges for Penn Millers Based on
Tangible Book Value Per		Per Share
Share	EPS	Merger Consideration

$14.00 — $17.00	$6.00 — $10.00	$20.50

Discounted Cash Flow Analysis.  Willis Capital Markets & Advisory performed a discounted cash flow analysis of the Company to calculate the estimated present value of the dividend cash flows that the Company was forecasted to generate to maintain a 1.0 ratio of net premiums written to total equity during the Company’s fiscal years ending December 31, 2011 through 2015 based on internal estimates of the Company’s management. Willis Capital Markets & Advisory calculated terminal values for the Company by applying terminal value multiples of 0.75x to 0.90x to the Company’s 2015 estimated tangible book value. The present values of the dividend cash flows and terminal values were then calculated using discount rates ranging from 11.0% to 13.0%. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the per share Merger Consideration:

Implied Per Share Equity Value	Per Share
Reference Range for Penn Millers	Merger Consideration

$13.00 — $16.00	$20.50

Selected Precedent Transactions Analysis.  Willis Capital Markets & Advisory reviewed publicly available financial information for the following 13 selected transactions announced between January 1, 2009 and September 6, 2011 involving regional property and casualty insurance companies:

Announcement Date	Acquiror		Target

5/23/2011	•	Doctors Company	•	FPIC Insurance Group, Inc.
4/21/2011	•	CNA Financial Corporation	•	CNA Surety Corporation
4/15/2011	•	Auto Club Insurance Association	•	Fremont Michigan InsuraCorp., Inc.
11/30/2010	•	United Fire & Casualty Company	•	Mercer Insurance Group, Inc.
11/18/2010	•	QBE Insurance Group Limited	•	RenaissanceRe Holdings Ltd. (U.S. operations)
10/28/2010	•	Fairfax Financial Holdings Limited	•	First Mercury Financial Corporation
8/31/2010	•	ProAssurance Corporation	•	American Physicians Service Group, Inc.
7/15/2010	•	ProSight Specialty Insurance Holdings, Inc.	•	NYMAGIC, INC.
7/7/2010	•	Doctors Company	•	American Physicians Capital, Inc.
7/1/2010	•	First Mercury Financial Group	•	Valiant Insurance Company
6/9/2010	•	Old Republic International Corporation	•	PMA Capital Corporation
4/26/2010	•	National Interstate Corporation	•	Vanliner Insurance Company
6/21/2009	•	Tower Group, Inc.	•	Specialty Underwriters’ Alliance, Inc.

Willis Capital Markets & Advisory reviewed, among other things, purchase prices paid in the selected transactions as a multiple of tangible book value per share as of the most recent completed quarter prior to announcement of the relevant transaction and estimated next 12 months EPS. Willis Capital Markets & Advisory then applied selected ranges of tangible book value per share multiples of 1.00x to 1.20x and estimated EPS multiples of 12.0x to 17.0x derived from the selected transactions to the Company’s fully diluted tangible book value per share as of June 30, 2011 and calendar year 2012 estimated EPS. Financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data of the Company was based on the Company’s public filings and internal estimates of the Company’s management. This analysis indicated the following approximate implied per share equity value reference ranges for the Company, as compared to the per share Merger Consideration:

Implied Per Share Equity Value
Reference Ranges for Penn Millers Based on		Per Share
Tangible Book Value Per Share	EPS	Merger Consideration

$19.00 — $23.00	$9.00 - $12.00	$20.50

Premiums Paid Analysis.  Willis Capital Markets & Advisory reviewed publicly available financial information for the following 15 selected transactions announced between January 1, 2008 and September 6,

2011 involving publicly traded property and casualty insurance companies with transaction values of between $50 million and $550 million:

Announcement Date	Acquiror		Target

5/23/2011	•	Doctors Company	•	FPIC Insurance Group, Inc.
4/15/2011	•	Auto Club Insurance Association	•	Fremont Michigan InsuraCorp., Inc.
11/30/2010	•	United Fire & Casualty Company	•	Mercer Insurance Group, Inc.
10/28/2010	•	Fairfax Financial Holdings Limited	•	First Mercury Financial Corporation
8/31/2010	•	ProAssurance Corporation	•	American Physicians Service Group, Inc.
7/15/2010	•	ProSight Specialty Insurance Holdings, Inc.	•	NYMAGIC, INC.
7/7/2010	•	Doctors Company	•	American Physicians Capital, Inc.
6/9/2010	•	Old Republic International Corporation	•	PMA Capital Corporation
6/21/2009	•	Tower Group, Inc.	•	Specialty Underwriters’ Alliance, Inc.
8/4/2008	•	Tower Group, Inc.	•	CastlePoint Holdings, Ltd.
6/27/2008	•	Allied World Assurance Company Holdings, Ltd.	•	Darwin Professional Underwriters, Inc.
3/13/2008	•	Palisades Safety and Insurance Association	•	National Atlantic Holdings Corporation
2/20/2008	•	Meadowbrook Insurance Group, Inc.	•	ProCentury Corporation
1/10/2008	•	Employers Holdings, Inc.	•	AmCOMP Incorporated
1/3/2008	•	QBE Insurance Group Limited	•	North Pointe Holdings Corporation

Willis Capital Markets & Advisory reviewed the implied premiums paid in the selected transactions relative to the closing stock price of the target company as reported one day, one month and three months before the approximate date on which the public became aware of the possibility of such transactions. Willis Capital Markets & Advisory then applied a selected range of premia of 25% to 40% derived from the selected transactions to the Company’s closing share price prior to the Company’s announcement of its review of strategic alternatives on August 15, 2011 and 30-day average closing share price as of September 6, 2011. This analysis indicated the following approximate implied per share equity value reference range for the Company, as compared to the per share Merger Consideration:

Implied Per Share Equity Value	Per Share
Reference Range for Penn Millers	Merger Consideration

$18.00 — $22.00	$20.50

Miscellaneous

Willis Capital Markets & Advisory is acting as exclusive financial advisor to the independent directors in connection with the Merger, for which the Company has agreed to pay Willis Capital Markets & Advisory an aggregate fee currently estimated to be approximately $858,000, $250,000 of which was payable in connection with the delivery of its opinion and the remainder of which is contingent upon consummation of the Merger. The Company also has agreed to reimburse Willis Capital Markets & Advisory’s expenses, including the fees and disbursements of counsel, and to indemnify Willis Capital Markets & Advisory and certain related persons against certain liabilities, including liabilities arising under the federal securities laws, arising out of Willis

Capital Markets & Advisory’s engagement. In addition, Willis Capital Markets & Advisory and its affiliates in the past provided, currently are providing and in the future may provide investment banking and financial advisory services to ACE and its affiliates unrelated to the Merger and would expect to receive compensation for such services. Specifically, in the past two years, Willis Capital Markets & Advisory acted as financial advisor to ACE in connection with certain potential acquisition and financing transactions. In addition, certain affiliates of Willis Capital Markets & Advisory have business relationships with ACE and its affiliates and have provided insurance-related services to ACE and its affiliates during the past two years, for which such affiliates received customary compensation.

The special committee selected Willis Capital Markets & Advisory as its exclusive financial advisor in connection with the Merger because of its substantial experience in similar transactions and the property and casualty insurance industry. Willis Capital Markets & Advisory is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

Projections and Information

The Company does not, as a matter of course, publicly disclose projections of future revenues, earnings or other results. However, in connection with the evaluation of a possible transaction, we provided projections to our directors and their advisors, as well as to ACE and other potential buyers in connection with their due diligence review of the Company, which contained certain non-public financial forecasts that were prepared by our management. In addition, ACE was provided updated projections reflecting the actual results of the Company’s second quarter as well as preliminary results for July and August 2011, including the impact of Hurricane Irene.

A summary of the financial forecasts included in the projections has been included below. This summary is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the Merger Agreement, but is being included because these financial forecasts were made available to our directors and their advisors, as well as to prospective bidders. This summary reflects the updated projections for 2011 that were provided to ACE. The inclusion of this information should not be regarded as an indication that our directors or their advisors, or any other person, considered, or now considers, such financial forecasts to be material or to be necessarily predictive of actual future results, and these forecasts should not be relied upon as such. Our management’s internal financial forecasts, upon which the summary financial forecasts included below were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted. In two of the past three years management’s projections have not been achieved.

In addition, the financial forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections or the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, compiled, examined or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond our control. We believe the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared these financial forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), premium rate levels, loss cost trends, the frequency and severity of weather related catastrophic events, reinsurance costs, investment yields, capital adequacy, industry performance, general business and economic conditions, the regulatory environment and other factors described in or referenced under “Cautionary Statement Concerning Forward-Looking Information” beginning on page    of this proxy statement and also described in the “Risk Factors” sections of our annual report on Form 10-K for the year ended December 31, 2010 and the quarterly reports on Form 10-Q thereafter. No one has made or makes any representation to any shareholder regarding the information included in the financial forecasts set forth below. We have made no representation to ACE or Merger Sub in the Merger Agreement concerning these financial forecasts.

Readers are cautioned not to rely on the forecasted financial information. We have not updated and do not intend to update or otherwise revise the financial forecasts to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions on which such forecasts were based are shown to be in error.

The following is a summary of the financial forecasts for the Company prepared by our management and provided to our directors and their advisors, as well as to ACE. For reference, the following summary also includes our historical performance for fiscal years 2008, 2009 and 2010.

									2010-2015
									Compounded
	Historical			Projected					Annual
	2008	2009	2010	2011	2012	2013	2014	2015	Growth Rate

	(Dollars in millions)			(Dollars in millions)

Net Premium Earned	$78.7	$75.4	$68.1	$69.4	$77.8	$87.3	$103.1	$122.5	12.5%
(Loss) income from continuing operations	$(4.5)	$3.4	$(3.5)	$(2.4)	$8.3	$5.0	$7.5	$11.4	NM
Shareholders’ Equity	$50.8	$100.0	$93.0	$93.3	$103.0	$109.5	$118.6	$131.8	7.2%
Loss and loss adjustment expense ratio	72.9%	70.0%	78.8%	78.5%	65.8%	65.8%	64.7%	62.7%
Underwriting expense ratio	33.7%	33.7%	35.0%	35.9%	34.9%	33.7%	32.1%	30.8%

Combined ratio	106.6%	103.7%	113.8%	114.4%	100.7%	99.5%	96.8%	93.5%

The Company’s business strategies are described in the “Our Business Strategies” section of our annual report on Form 10-K for the year ended December 31, 2010 and the quarterly reports on form 10-Q thereafter. The financial projections provided above incorporate those strategies and the following key assumptions:

•	Direct premiums written increase 93% from 2010 to 2015 from growth in the state expansion plans in agribusiness segment, the development of profitable niche offerings with the Commercial business segment’s Penn Edge product and some premium price increases.

•	The loss ratio improves from 78.8% in 2010 to 62.7% in 2015 from:

•	Significant improvement in the Commercial Business segment’s Solutions loss ratio through underwriting actions that will reduce the loss experience,

•	The development of profitable niches in the commercial business segment’s Penn Edge product,

•	Catastrophic losses returning to the more recent historical level that had been experienced over the last 5 years,

•	Modest annual premium price increases for 2011 to 2015, and

•	Loss ratio projections and loss reserves continue to be adequately established.

•	The Company’s support departments and functions — information technology, accounting and finance, human resources, and management — are able to support the increased revenue growth without increasing their costs significantly, improving the economies of scale and lowering the underwriting expense ratio from 35.0% in 2010 to 30.8% in 2015.

The board recognized the risks associated with these strategies, the financial projections and the assumptions provided above, including:

•	the fact that management had not achieved the goals it had set for itself in its business plans for two of the preceding three years. The board concluded that portions of those shortfalls had been the results of factors beyond management’s control — including the extended recession in the United States, aggressive pricing by competitors, and elevated catastrophic losses — but decided, based on the totality of the track record, that it was important to discount management’s projections for execution risk;

•	the soft underwriting market may not improve or it could deteriorate further;

•	the significant organic growth plans for agribusiness may not be achieved;

•	the Company may not be successful in developing additional profitable niche markets with the Penn Edge product;

•	the profitability of Solutions may not improve;

•	catastrophic losses could continue to be unusually high;

•	the current low interest rate environment may persist or even decline more, further reducing investment income; and

•	after five years, the share price could continue to trade in its historical range of between 70% to 80% of book value per share. Based upon the financial projections provided above, in 2015 the book value per share is projected to be $26.37. If the share price trades in a range of 70% to 80% of the projected 2015 book value per share, the share price range at that point in time would be between $18.46 and $21.10.

The board also considered that Willis Capital Markets & Advisory had calculated that the implied per share valuation of these financial projections was a range of $13.00 to $16.00, based upon their discounted cash flow analysis of the projections, subject to the conditions and assumptions described under the caption “The Merger-Opinion of the Financial Advisor to the Independent Directors.”

Delisting and Deregistration of Penn Millers Common Stock

If the Merger is completed, our common stock will be delisted from the NASDAQ Global Market and deregistered under the Exchange Act. Therefore, the provisions of the Exchange Act would no longer apply to the Company, including the requirement that we furnish a proxy or information statement to our shareholders in connection with meetings of our shareholders. We will also no longer be required to file periodic reports with the SEC.

Effects on Penn Millers if the Merger is not Completed

If Company shareholders do not adopt the Merger Agreement, or if the Merger is not completed for any other reason, our shareholders will not receive any payment for their shares in connection with the Merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the NASDAQ Global Market. In addition, if the Merger is not completed, we expect that management will make significant changes in the business including expense and workforce reduction and that our shareholders will continue to be subject to the same or greater risks and opportunities as they currently are, including, among other things, the nature of the general insurance industry, economic, regulatory and market conditions. Accordingly, if the Merger is not consummated, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, our board of directors will evaluate and review, among other things, the business operations, properties and capitalization of the Company and make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If our shareholders do not adopt the Merger Agreement, or if the Merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to the Company will be offered, or that our business, prospects or results of operations will not be adversely impacted. In addition, if the Merger Agreement is terminated, depending upon the circumstances under which such termination occurs, we may be obligated to pay ACE a termination fee as described in “The Merger Agreement — Termination Fees and Expenses.”

Interests of Our Executive Officers and Directors in the Merger

In considering the recommendation of our board of directors with respect to the Merger Agreement, you should be aware that the Company’s executive officers have interests in the Merger that may be different from, or in addition to, the interests of our shareholders generally, as more fully described below. These interests include, among others: (i) accelerated vesting of stock options and restricted stock; (ii) cash payments payable to executive officers of the Company pursuant to change of control severance arrangements between the Company and such executive officers; (iii) accelerated vesting of plan accounts under the ESOP and allocation of ESOP earnings after repayment of the ESOP loan; (iv) accelerated vesting of the entire amount credited to each participant in the Company’s deferred compensation plan; and (v) continued indemnification and directors’ and officers’ liability insurance applicable to the period prior to completion of the Merger.

In addition, our independent directors represent the shareholders and are themselves shareholders who purchased their shares with their own funds. The independent directors also received grants of stock options from the Company — in all cases such options represent fewer shares than each such director purchased — as a portion of the compensation for their services. In connection with the Merger, the independent directors’ stock options will be accelerated, and such directors will also receive continued indemnification and directors’ liability insurance applicable to the period prior to the completion of the Merger. Our board of directors and the special committee were aware of these interests and considered them, among other matters, in reaching the determination that the terms and conditions of the Merger and the Merger Agreement were fair to and in the best interests of the Company and its shareholders and in making their recommendations regarding approval and adoption of the Merger and the Merger Agreement as described in “The Merger — Reasons for the Merger; Recommendation of the Penn Millers’ Board of Directors” beginning on page   .

For the purposes of all the agreements and plans to which the Company is a party described below that contain a change of control provision, the completion of the transactions contemplated by the Merger Agreement will constitute a change of control. Please see the section of this proxy statement titled “The Merger — Golden Parachute Compensation” beginning on page    for additional information with respect to the compensation that our named executive officers may receive in connection with the Merger.

Treatment of Stock Options

In connection with the Merger and in accordance with the terms of the Company’s stock incentive plans, each option to purchase shares of Company common stock outstanding at the effective time of the Merger will become fully vested, to the extent not already fully vested, and canceled at the effective time of the Merger and will represent solely the right to receive from ACE in consideration of each such option, at the effective time of the Merger or as soon as practicable thereafter (but in any event not later than three business days following the effective time of the Merger), a cash payment equal to the product of (i) the number of shares of Company common stock subject to such option immediately prior to the effective time of the Merger, multiplied by (ii) the excess, if any, of the Merger Consideration of $20.50 per share of the Company common stock over the exercise price per share of the Company common stock subject to such option, without interest and less any applicable withholding taxes.

The following table sets forth, as of September 15, 2011, for each person who has served as a director or executive officer of the Company since the beginning of our last fiscal year and who currently holds stock options: (a) the aggregate number of shares of Company common stock subject to vested stock options and the value of such vested stock options, on a pre-tax basis, at the per share Merger Consideration; (b) the aggregate number of unvested stock options that will vest in connection with the Merger, assuming the director or executive officer remains employed by, or continues serving as a director of, the Company through the effective time of the Merger, and the value of those unvested stock options, on a pre-tax basis (i.e., before application of any required withholding taxes), at the per share Merger Consideration; (c) the aggregate number of shares of Company common stock subject to vested and unvested stock options for each individual, assuming the director or executive officer remains employed by, or continues serving as a director of, the

Company at the effective time of the Merger; and (d) the aggregate pre-tax amount of consideration that we expect to pay to all such individuals with respect to their stock options in connection with the Merger:

	Vested Stock
	Options		Unvested Stock Options		Aggregate Stock Options
	Shares	Value ($)	Shares	Value ($)	Shares	Value ($)

Executive Officers
Douglas A. Gaudet	6,068	34,406	24,268	137,600	30,336	172,006
Michael O. Banks	2,598	14,731	10,391	58,917	12,989	73,648
Keith A. Fry	1,533	8,692	6,130	34,757	7,663	43,449
Kevin D. Higgins	1,464	8,301	5,854	33,192	7,318	41,493
Harold W. Roberts	1,680	9,526	6,720	38,102	8,400	47,628
Jonathan C. Couch	967	5,483	3,864	21,909	4,831	27,392
Joseph J. Survilla	984	5,579	3,936	22,317	4,920	27,896
Non-Employee Directors
Heather M. Acker	300	1,701	2,700	11,304	3,000	13,005
F. Kenneth Ackerman, Jr.	300	1,701	2,700	11,304	3,000	13,005
E. Lee Beard	0	0	2,000	6,000	2,000	6,000
Dorrance R. Belin	300	1,701	2,700	11,304	3,000	13,005
John L. Churnetski	300	1,701	2,700	11,304	3,000	13,005
John M. Coleman	300	1,701	2,700	11,304	3,000	13,005
Kim E. Michelstein	300	1,701	2,700	11,304	3,000	13,005
Robert A. Nearing, Jr.	300	1,701	2,700	11,304	3,000	13,005
Donald A. Pizer	300	1,701	2,700	11,304	3,000	13,005
James M. Revie(1)	1,500	8,505	0	0	1,500	8,505
All Executive Officers and Directors as a Group	19,194	108,831	84,763	443,226	103,957	552,057

(1)	Mr. Revie retired from the Company’s board of directors effective April 4, 2011.

Treatment of Restricted Shares

In connection with the Merger and in accordance with the restricted share agreements granted under the Company’s stock incentive plans, each share of restricted stock granted subject to time-based, performance or other vesting or lapse restrictions that is outstanding and subject to such restrictions immediately prior to the effective time of the Merger will automatically vest, and the Company’s reacquisition right with respect thereto shall lapse, and the holder thereof will, subject to compliance with the applicable exchange procedures, be entitled to receive the Merger Consideration of $20.50 with respect to each such share, without interest and less any applicable withholding taxes.

The following table sets forth, as of September 15, 2011, for each person who has served as an executive officer of the Company since the beginning of our last fiscal year and who currently holds restricted shares.

None of our directors currently hold any restricted shares. In addition, none of our executive officers or directors currently hold any restricted stock units.

	Aggregate Number of
	Restricted Shares	Value of
	Subject to Continued	Restricted
	Service	Shares ($)

Douglas A. Gaudet	52,473	1,075,697
Michael O. Banks	19,050	390,525
Keith A. Fry	1,264	25,912
Kevin D. Higgins	16,044	328,902
Harold W. Roberts	14,479	296,820
Jonathan C. Couch	1,264	25,912
Joseph J. Survilla	1,264	25,912
All Executive Officers as a Group	105,838	2,169,680

Severance and Change of Control Benefits

We have entered into employment agreements with all of our executive officers, which in the case of our named executive officers, Messrs. Gaudet, Banks and Roberts, provide that in the event of both a change of control of the Company (such as the completion of the Merger) and a termination of the named executive officer’s employment by the Company without “cause” or resignation for “good reason,” each as defined in his applicable agreement, such named executive officer would receive a lump sum severance payment equal to his current annual base salary and the continuation of his base salary for a period of one year, and in the case of Messrs. Gaudet and Banks, a lump sum cash payment equal to two times his target annual bonus. Each such named executive officer will also be entitled to employer-provided health care benefits for two years following his termination date. The remaining executive officers, Messrs. Higgins, Fry, Couch and Survilla, would receive a lump sum severance payment equal to six months or one year of their current annual base salary and the continuation of their base salary for a period of six months or one year (in each case, depending on the terms of the executive officer’s employment agreement) in the event of both a change of control of the Company (such as the completion of the Merger) and a termination of the executive officer’s employment by the Company without “cause” or resignation for “good reason.” Each such executive officer will also be entitled to employer-provided health care benefits for a period of one or two years (depending on the applicable employment agreement) following his termination date. In addition, the executive officers will be entitled to pro-rata payment under the Company’s Success Sharing Program based on actual performance, and immediate and full vesting of all outstanding equity awards (with performance-based awards paid at target levels), and Messrs. Gaudet, Banks, Roberts, Higgins and Fry will be entitled to receive a lump sum payment equal to two times their annual stipend. Executive officers may also be entitled to pro-rata cash payment under the Company’s Open Market Share Purchase Incentive Plan paid at target levels pursuant to the terms of the Open Market Share Purchase Incentive Plan. Each of the executive officers will also be entitled to receive outplacement services up to a cost of $10,000, or $25,000 in the case of Mr. Gaudet. In the event that the excise tax imposed by Section 4999 of the Code applies to any payment otherwise required to be made to the executives pursuant to the terms of their employment agreements, then the total amount paid to such executives will be reduced to the extent necessary so that no portion of the amount is subject to the excise tax imposed by Section 4999 of the Code, unless the executive would receive an aggregate greater amount on an after tax basis if such amount was not so reduced.

With respect to a Merger, the aggregate amount that could become payable to our executive officers under these severance agreements would be approximately $8.3 million. Details regarding the severance amounts as of September 15, 2011 for each of our executive officers are shown below.

Change in Control
Followed by
Termination
Without Cause or
Resignation for
Good Reason(1)
Name	($)

Douglas A. Gaudet	2,934,960
Michael O. Banks	1,581,069
Harold W. Roberts	1,242,805
Keith A. Fry	533,798
Kevin D. Higgins	1,103,685
Jonathan C. Couch	381,277
Joseph J. Survilla	482,198
Total	8,259,792

(1)	The terms “Cause,” “Good Reason” and “Change in Control” are defined in each executive’s employment agreement. The amounts listed above for each executive officer also include (i) the value of shares allocated to the executive officer’s account under the ESOP that will vest upon the ESOP’s termination, which will be triggered by the consummation of the Merger; and (ii) the estimated amount of the Suspense Account Allocation (as defined below) to be allocated to each executive officer’s account under the ESOP.

Indemnification of Directors and Officers; Insurance

If the proposed Merger is consummated, each of our Company’s pre-Merger directors and officers will be indemnified and held harmless following the effective time of the Merger to the full extent permitted by law from any claims arising by virtue of his or her service as a director or officer, including in connection with the negotiation, execution and performance of the Merger Agreement. Each of these indemnified persons will be entitled to the advancement of expenses in defense of any claim, provided that such expenses shall be repaid if a court should determine in a final and non-appealable order that indemnification was prohibited by law. ACE will be required to obtain directors and officers liability insurance providing coverage for such 6-year period, provided the annual premium for such coverage does not exceed 250% of the last annual premium paid before the effective time of the Merger.

Employee Stock Ownership Plan

The Company sponsors the ESOP, in which executive officers are eligible to participate. Effective as of the effective time of the Merger, each share of our common stock held by the ESOP trustee immediately prior to the effective time will be converted into the right to receive $20.50 per share in cash, without interest, in the same manner as shares of our common stock that are not held by the ESOP trustee. Payments received by the ESOP trustee for the allocated shares held under the ESOP will be allocated to participants’ ESOP accounts based on the number of shares allocated to their respective ESOP accounts immediately prior to the effective time.

In connection with the formation of the ESOP, the Company made a loan to the ESOP, the proceeds of which were used to purchase shares of the Company’s common stock. Shares owned by the ESOP that have not been allocated to the accounts of ESOP participants are pledged as collateral for the ESOP loan. Pursuant to the terms of the ESOP, the ESOP will terminate automatically upon the consummation of the Merger. The Company will file with the Internal Revenue Service (“IRS”) an application for a determination that the ESOP is qualified upon termination. Upon the termination of the ESOP, any unvested benefits thereunder shall immediately vest. Upon the receipt of a favorable determination letter for termination of the ESOP from the IRS, the account balances in the ESOP will be distributed to participants and beneficiaries in accordance with applicable law and the ESOP. In connection with the termination of the ESOP, and prior to any final distribution to participants, the ESOP trustee will utilize funds in the ESOP suspense account resulting from the exchange of unallocated shares for the Merger Consideration to repay the outstanding loan to the ESOP, and any remaining amounts in the ESOP suspense account will be allocated to the accounts of ESOP participants and beneficiaries in accordance with applicable law and the ESOP. As of September 15, 2011, the ESOP held approximately 476,999 unallocated shares of common stock in the suspense account as collateral for the ESOP loan and the outstanding principal balance of the loan to the ESOP was approximately $4,874,034. The total amount to be allocated to the accounts of the eligible ESOP participants and beneficiaries as earnings after repayment of the ESOP loan is estimated to be approximately $4,454,706 with such amount calculated using the following assumptions: (i) the Merger had been consummated on September 15, 2011, (ii) the ESOP had terminated immediately upon such consummation, (iii) a Company contribution to the ESOP and a principal and interest payment on the ESOP loan of $470,930 had been made for the period January 1, 2011 through September 15, 2011, (iv) 38,100 shares were allocated to participant accounts by reason of the Company contribution, and (v) shares forfeited by terminated unvested participants were allocated to remaining participants’ accounts in accordance with the terms of the ESOP. Such total estimated amount shall be referred to herein as the “Suspense Account Allocation”. The actual amount to be allocated to the accounts of eligible ESOP participants and beneficiaries will depend on the actual effective time of the Merger, which automatically causes the ESOP to terminate pursuant to its own terms on such date, and certain other factors, including the amount of any Company contribution for the period from January 1, 2011, through the effective time of the Merger (or, if the closing occurs after December 31, 2011, the December 31 annual Company contribution plus an additional Company contribution for the period from January 1, 2012 through the effective time of the Merger) and the amount of the outstanding principal balance on the ESOP loan and accrued interest thereon as of the effective time of the Merger.

Intent to Vote in Favor of the Merger

As of the record date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate,           shares of Company common stock, representing     % of the outstanding shares of Company common stock on the record date. The directors and executive officers have informed the Company that they currently intend to vote all of their shares of Company common stock “FOR” the proposal to adopt the Merger Agreement, “FOR” approval of the non-binding advisory proposal regarding “golden parachute” compensation and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Golden Parachute Compensation

Golden Parachute Compensation Table

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers that is based on or otherwise relates to the Merger, assuming the following:

•	the price per share of common stock of the Company is $20.50;

•	the Merger closed on September 15, 2011, which is the latest practicable date prior to the filing of this proxy statement;

•	the named executive officers of the Company were terminated without cause immediately following a change in control on September 15, 2011, which is the latest practicable date prior to the filing of this proxy statement;

•	a Company contribution to the ESOP and a principal and interest payment on the ESOP loan of $470,930 had been made for the period January 1, 2011 through September 15, 2011;

•	38,100 shares were allocated to participant accounts as a result of such Company contribution, of which a number of such shares would be allocated to the named executive officers’ accounts in the ESOP in accordance with the terms of the ESOP;

•	shares forfeited by terminated unvested participants were allocated to remaining participants’ accounts, including the accounts of the named executive officers, in accordance with the terms of the ESOP; and

•	the named executive officers would receive full payment of their parachute compensation without application of any reduction described above under “The Merger — Interests of Our Executive Officers and Directors in the Merger — Severance and Change of Control Benefits.”

Golden Parachute Compensation

			Pension/	Perquisites/	Tax
	Cash	Equity	NQDC	Benefits	Reimbursement	Other	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)	($)(5)	($)

Douglas A. Gaudet(6)	1,318,799	1,247,703	41,271	45,040	0	282,147	2,934,960
Michael O. Banks(7)	811,967	464,173	24,137	30,040	0	250,752	1,581,069
Harold W. Roberts(8)	476,215	344,448	20,327	30,040	0	371,775	1,242,805

(1)	Consists of the aggregate cash severance payments that will be made to each named executive officer after a termination without cause or for good reason within 24 months of a change in control.

(2)	Consists of the aggregate payments to be made in respect of unvested options and unvested restricted stock that will vest at the effective time of the Merger and the cancellation of vested options at the effective time of the Merger. The amounts included in this column are “single-trigger” arrangements, that is, eligibility to receive this payment is conditioned solely on the occurrence of a change in control.

(3)	Consists of the accelerated vesting of unvested balances in the Company’s Nonqualified Deferred Compensation Plan that will occur upon a change in control. The amounts included in this column are “single-trigger” arrangements, that is, eligibility to receive this payment is conditioned solely on the occurrence of a change in control.

(4)	Consists of the aggregate payments that will be made for (i) continuation of employer provided healthcare benefits for two years and (ii) outplacement services. Such benefits are payable only after a termination without cause or for good reason within 24 months after a change in control.

(5)	Consists of the following: (i) the value of shares allocated to the named executive officer’s account under the ESOP that will vest upon the ESOP’s termination, which will be triggered by the consummation of the Merger; and (ii) the estimated amount of the Suspense Account Allocation (as defined above) to be allocated to each named executive officer’s account under the ESOP. The amounts included in this column are “single-trigger” arrangements, that is, eligibility to receive this payment is conditioned solely on the occurrence of a change in control.

(6)	For Mr. Gaudet, the cash column consists of (i) a cash severance amount equal to $703,788, (ii) a target incentive award of $316,704, which is equal to two times his target annual bonus, (iii) a prorated target incentive award of $262,307, under the Company’s Open Market Share Purchase Incentive Plan and (iv) a payment relating to his annual stipend in an amount equal to $36,000. The equity column consists of payments to be made with regard to (a) unvested options in an amount equal to $137,600, (b) unvested restricted stock in an amount equal to $1,075,697, and (c) the cancellation of already vested options in an amount equal to $34,406. The perquisites and benefits column consists of outplacement services of $25,000 and the continuation of employer provided healthcare benefits approximately valued at $20,400.

(7)	For Mr. Banks, the cash column consists of (i) a cash severance amount equal to $484,374, (ii) a target incentive award of $184,920, which is equal to two times his target annual bonus, (iii) a prorated target incentive award of $112,673, under the Company’s Open Market Share Purchase Incentive Plan and (iv) a payment relating to his annual stipend in an amount equal to $30,000. The equity column consists of payments to be made with regard to (a) unvested options in an amount equal to $58,917, (b) unvested restricted stock in an amount equal to $390,525, and (c) the cancellation of already vested options in an amount equal to $14,371. The perquisites and benefits column consists of outplacement services of $10,000 and the continuation of employer provided healthcare benefits approximately valued at $20,400.

(8)	For Mr. Roberts, the cash column consists of (i) a cash severance amount equal to $383,560, (ii) a prorated target incentive award of $72,655, under the Company’s Open Market Share Purchase Incentive Plan and (iii) a payment relating to his annual stipend in an amount equal to $20,000. The equity column consists of payments to be made with regard to (a) unvested options in an amount equal to $38,102, (b) unvested restricted stock in an amount equal to $296,819, and (c) the cancellation of already vested options in an amount equal to $9,526. The perquisites and benefits column consists of outplacement services of $10,000 and the continuation of employer provided healthcare benefits approximately valued at $20,400.

Any changes in the assumptions or estimates above would affect the amounts shown in the table. In addition, a portion of the amounts shown in the Other column is expected to become vested in the ordinary course prior to the actual date the Merger would be completed, and the pro rata target bonuses for 2011 included in the Cash column are expected to be higher based on the actual date that the Merger is closed.

Narrative to Golden Parachute Compensation Table

The payment of severance benefits, and the continuation of employee benefits, is made pursuant to the arrangements discussed in the section of this proxy statement titled “The Merger — Interests of Our Executive Officers and Directors in the Merger — Severance and Change of Control Severance Benefits.”

As described in “The Merger — Interests of Our Executive Officers and Directors in the Merger — Treatment of Stock Options,” “The Merger — Interests of Our Executive Officers and Directors in the Merger — Treatment of Restricted Shares,” in connection with the Merger, the vesting of all outstanding stock options and restricted stock awards will accelerate in full so that such stock options and awards will become fully vested, to the extent not already fully vested, immediately prior to the completion of the Merger. Once vested, each stock option outstanding at the effective time of the Merger will be canceled and converted into the right to receive a cash payment equal to the product of (i) the number of shares of our common stock subject to such option immediately prior to the effective time of the Merger, multiplied by (ii) the excess, if any, of the Merger Consideration of $20.50 per share of our common stock over the exercise price per share of our common stock subject to such option, without interest and less any applicable withholding taxes. Once vested, each outstanding share of restricted stock will be canceled and converted into the right to receive the Merger Consideration of $20.50 with respect to each such share, without interest and less any applicable withholding taxes.

All payments that are made to the named executive officers pursuant to their employment agreements following a termination of employment are subject to the signing of an effective release of claims against the Company and to continued compliance with applicable restrictive covenants, including non-competition and non-solicitation covenants for a period of twenty-four months and a covenant not to disclose confidential information. In the event the named executive officer violates a restrictive covenant, the named executive officer must repay the Company the amount of the payments that he received pursuant to the employment agreement following termination. Additionally, as discussed above, in the event that the excise tax imposed by Section 4999 of the Code applies to any payment otherwise required to be made to the named executive officers pursuant to the terms of their employment agreements, then the total amount paid to such named executive officers will be reduced to the extent necessary so that no portion of the amount is subject to the excise tax imposed by Section 4999 of the Code, unless the named executive officer would receive an aggregate greater amount on an after tax basis if such amount was not so reduced.

Other Considerations

If the proposed Merger is consummated, we expect that none of the Company’s current directors will become directors of the surviving corporation after the Merger is completed. Neither the Company nor ACE has made any loans to our current directors and executive officers.

No Dissenters’ Rights

Under the Pennsylvania Business Corporation Law, holders of Company common stock do not have appraisal or dissenters’ rights with respect to the Merger or the other transactions described in this proxy statement. If the Merger Agreement is adopted by the Company’s shareholders and the Merger is completed, shareholders who voted against the adoption of the Merger will be treated the same as shareholders who voted for adoption of the Merger, and their shares will canceled and automatically converted into the right to receive the Merger Consideration.

Material U.S. Federal Income Tax Consequences of the Merger

The following summary is a general discussion of the material U.S. federal income tax consequences to our shareholders, other than ACE, whose common stock is converted into cash in the Merger. This summary is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority and administrative rulings, all of which are subject to change, possibly with retroactive fact or different interpretations. Any such change could alter the tax consequences to our shareholders as described herein. As a result, we cannot assure you that the tax consequences described herein will not be challenged by the IRS, or will be sustained by a court if challenged by the IRS. No ruling from the IRS has been or will be sought with respect to any aspect of the transactions described herein. This summary is for the general information of our shareholders, other than ACE, only, does not address the tax consequences for the holders of options on our common stock and does not purport to be a complete analysis of all potential tax effects of the Merger. For example, it does not consider the effect of any applicable state, local, foreign, estate or gift tax laws, or of any non-income tax laws. In addition, this discussion does not address the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions occur in connection with the Merger), including, without limitation, any exercise of a stock option or the acquisition or disposition of Company shares other than pursuant to the Merger. In addition, it does not address all aspects of U.S. federal income taxation that may affect shareholders in light of their particular circumstances, including: (i) shareholders that are insurance companies; (ii) shareholders that are tax-exempt organizations; (iii) shareholders that are financial institutions (such as banks, thrifts or insurance companies), regulated investment companies, real estate investment trusts, brokers or dealers in securities or traders in securities electing mark-to-market treatment; (iv) shareholders that hold their common stock as part of a hedge, straddle or conversion transaction; (v) shareholders that are liable for the U.S. federal alternative minimum tax; (vi) shareholders that are partnerships or any other entity classified as a partnership for U.S. federal income tax purposes; (vii) shareholders that are subchapter S corporations, controlled foreign corporations or passive foreign investment companies for U.S. federal income tax purposes, (viii) shareholders that are retirement plans or other tax-exempt entities, or that hold our common stock in tax-deferred or tax-advantaged accounts; (ix) shareholders that acquired our common stock pursuant to the exercise of a stock option or otherwise as compensation; and (x) shareholders that do not use the U.S. dollar as their functional currency for U.S. federal income tax purposes.

The following summary assumes that shareholders hold their common stock as a “capital asset” under Section 1221 of the Code (generally, property held for investment). For purposes of this discussion, a U.S. person is defined as a beneficial owner of Company common stock that is:

•	a natural person that is a citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation, including any entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source;

•	a trust, if its administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	a trust that was in existence on August 20, 1996 and was treated as a domestic trust on August 19, 1996 and that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person.

For purposes of this discussion, a “non-U.S. person” is a beneficial owner of Company common stock that is not a U.S. person or a partnership (or an entity treated as a partnership for U.S. federal income tax purposes). As noted above, this discussion does not address the tax consequences of the Merger to partnerships or other pass-through entities holding our common stock, and such persons should consult their own tax advisors.

ALL COMPANY SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES, AND AS TO ANY TAX REPORTING REQUIREMENTS OF THE MERGER AND RELATED TRANSACTIONS IN LIGHT OF THEIR RESPECTIVE TAX SITUATIONS.

Treatment of Holders of Common Stock

The conversion of shares of Company common stock into cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes except with respect to shares that are held under the ESOP. A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger (determined before the deduction of any applicable withholding taxes) and such U.S. holder’s adjusted tax basis in the shares converted into cash pursuant to the Merger. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the Merger. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of Company common stock at different times or different prices, such U.S. holder generally must determine its tax basis, holding period, and gain or loss separately with respect to each block of Company common stock.

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently, 28%) with respect to the cash received pursuant to the Merger, unless such holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules can be refunded or credited against a payee’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the IRS in a timely manner. All U.S. holders surrendering shares of Company common stock pursuant to the Merger should complete and sign, under penalty of perjury, the IRS Form W-9 included as part of the Letter of Transmittal and return it to the exchange agent to provide the information, including such holder’s taxpayer identification number, and certifications necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the exchange agent). Corporations are not subject to backup withholding.

Non-U.S. Holders

Any gain recognized by a non-U.S. person that is a shareholder upon the receipt of cash in the Merger or pursuant to the exercise of dissenters’ rights generally will not be subject to U.S. federal income tax unless: (1) the gain is effectively connected with a trade or business of the non-U.S. person in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. person); (2) the non-U.S. person is an individual who is present in the United States for 183 days or more in the taxable year of the Merger, and certain other conditions are met; or (3) the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger or (if shorter) the period in which the non-U.S. person has held our common stock and the non-U.S. person owned (actually or constructively) more than 5% of Company common stock at any time during the five-year period preceding the Merger. The Company does not believe that it is currently a United States real property holding corporation and does not believe that it has been a United States real property holding corporation at any time during the past five years.

An individual non-U.S. person whose gain is effectively connected with the conduct of a trade or business in the United States (as described above in clause (1)) or whose gain is subject to tax under clause (3) above will generally be subject to tax on such gain in the same manner as a U.S. person, as described above. In addition, a non-U.S. person that is a corporation may be subject to a U.S. corporate-level tax of 35%, as well as a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on such effectively connected gain. An individual non-U.S. person described in clause (2) above generally will be subject to a flat 30% tax on any gain, which may be offset by U.S.-source capital losses.

A non-U.S. holder will be subject to information reporting and, in certain circumstances, backup withholding (currently, at a rate of 28%) with respect to the cash received by such holder pursuant to the Merger, unless such non-U.S. holder certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the holder is a United States person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any. In order to avoid backup withholding, a non-U.S. holder should complete and sign an appropriate Form W-8 which may be obtained from the exchange agent or at www.irs.gov.

ESOP Participants

In general, receipt of cash in exchange for the common stock held in the participants’ and beneficiaries’ ESOP accounts as part of the Merger will not be a taxable transaction for federal income tax purposes for participants and beneficiaries in the ESOP. ESOP participants and beneficiaries will generally not be taxed on amounts held in the ESOP until such amounts are distributed from the ESOP in accordance with the terms of the ESOP or following the termination of the ESOP as described below. Subject to terms of the applicable plans and the requirements of the Code, ESOP participants may choose to roll such distributable amounts over to an individual retirement account (IRA) or another eligible retirement plan. Distributions that are rolled over are generally not subject to federal taxation at the time of their distribution from the ESOP. ESOP participants and beneficiaries will receive additional information regarding distribution options available from the ESOP, including information regarding how to roll such amounts over to an IRA or another eligible retirement plan and additional information regarding the federal tax consequences of each distribution option, prior to receiving a distribution from the ESOP.

THE FOREGOING DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS FOR OUR SHAREHOLDERS’ GENERAL INFORMATION ONLY. ACCORDINGLY, OUR SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABLE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES.

Regulatory Matters

Under the terms of the Merger Agreement, the Merger cannot be consummated until the waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated.

Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until each of the Company and ACE files a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Under the terms of the Merger Agreement, each of the Company and ACE will file such a notification and report form by September 27, 2011 and each requested early termination of the waiting period. There can be no assurance as to the outcome of the review.

At any time before or after consummation of the Merger, and irrespective of the expiration or termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ, the FTC, or a state attorney general could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or ACE. Private parties may also bring legal action under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the Merger on antitrust grounds will not be made and, if such a challenge is made, there can be no assurance as to its result.

The Company has two insurance company subsidiaries domiciled in the Commonwealth of Pennsylvania. Insurance laws in Pennsylvania require an acquiring person to obtain approval from the Insurance Commissioner of Pennsylvania before acquiring control of an insurance company domiciled in Pennsylvania. Under the terms of the Merger Agreement, ACE will file an application for such approval with the Insurance Commissioner of Pennsylvania by September 27, 2011. There can be no assurance as to the outcome of such application for approval.

Under the insurance laws of certain states in which the Company’s two insurance company subsidiaries are licensed, an acquiring person is required to make a pre-acquisition “Form E” filing regarding the potential competitive impact of the acquisition before acquiring control of an insurance company licensed in those states if the combined market share as an immediate result of the acquisition would exceed certain statutorily-specified levels. The Merger cannot be consummated until the expiration or termination of the applicable waiting periods under relevant state insurance laws. Under the terms of the Merger Agreement, ACE will make such filings by September 27, 2011. There can be no assurance as to the outcome of the filings.

THE MERGER AGREEMENT

The following summarizes material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety because the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

The description of the Merger Agreement in this proxy statement has been included to provide you with information regarding its terms. The Merger Agreement contains representations and warranties made by and to the Company and ACE as of specific dates. The statements embodied in those representations and warranties were made for purposes of the Merger Agreement between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of the Merger Agreement, including qualifications set forth on the disclosure schedules to the Merger Agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Any specific material facts of which we are currently aware that materially qualify or contradict the representations and warranties in the Merger Agreement have been disclosed in this proxy statement or the Company’s Annual Report on Form 10-K, which are available on the Company’s web site.

Effective Time of the Merger

The closing of the Merger will take place on the last business day of the month during which the satisfaction or waiver of all conditions to completion of the Merger occurs. As part of the closing, ACE will file articles of merger with the Secretary of State of the Commonwealth of Pennsylvania, and the effective time of the Merger will occur at such time as the articles of merger are so filed (or such later time as provided in the articles of merger).

Structure of the Merger

At the effective time of the Merger, the Merger Sub will merge with and into the Company. The Company will survive the Merger, as the “surviving corporation,” and continue to exist after the Merger as a wholly-owned subsidiary of ACE. At the effective time of the Merger, the Company’s articles of incorporation will be amended and restated in their entirety to be identical to the articles of incorporation of the Merger Sub as in effect immediately prior to the effective time of the Merger, except that the name of the Company, as reflected in the articles of incorporation, will be “Penn Millers Holding Corporation,” until thereafter further amended. At the effective time of the Merger, the bylaws of the Merger Sub as in effect immediately prior to the effective time of the Merger shall be the bylaws of the surviving corporation, until thereafter amended. The directors of the Merger Sub immediately prior to the effective time of the Merger shall be the initial directors of the surviving corporation, each to hold office in accordance with the articles of incorporation and by-laws of the surviving corporation, and the officers of the Company immediately prior to the effective time of the Merger shall be the initial officers of the surviving corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Effect of the Merger on Capital Stock

Company Common Stock

At the effective time of the Merger, each share of capital stock of the Merger Sub issued and outstanding immediately prior to the effective time of the Merger will be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the surviving corporation and will constitute the only shares of capital stock of the surviving corporation. Any shares of Company common stock that are owned by the Company as treasury stock or by any Company subsidiary, and any Company common stock owned by ACE or Merger Sub, will be automatically canceled and will cease to exist and no consideration will be delivered in exchange therefor. Each other share of Company common stock issued and outstanding immediately prior to the effective time of the Merger will be canceled and converted into the right to receive Merger Consideration excluding withholding tax and will no longer be outstanding and will automatically be canceled and will cease to exist. Each holder of a certificate or uncertified book-entry shares, which immediately prior to the effective time of the Merger represented any Company common stock will cease to have any rights with respect thereto, except the right to receive Merger Consideration, without interest, upon surrender of such certificate or book-entry shares.

Company Stock Options, Restricted Stock and Restricted Stock Units

At the effective time of the Merger, each outstanding option to acquire our common stock, whether or not vested or exercisable, will become fully vested. Any portion of any option unexercised by the holder thereof prior to the effective time of the Merger will be canceled and converted into a right to receive a cash amount equal to the option consideration. Option consideration is an amount equal to the excess of Merger Consideration over the exercise price payable in respect of such share of Company common stock subject to such Company option and any required withholding tax. Any Company option for which the exercise price equals or exceeds the Merger Consideration, shall be canceled and terminated without the receipt of any option consideration. Option consideration is subject to any required withholdings and any amount owed pursuant to the exercise thereof. As of the effective time of the Merger, each restricted share of Company common stock granted under the Company Stock Incentive Plan that is then outstanding will become fully vested without restrictions and will be treated as a share of Company common stock. As of the effective time of the Merger, each restricted stock unit granted under the Company Stock Incentive Plan that represents the right to receive a share of Company common stock that is outstanding prior to the effective time of the Merger, will become fully vested without restrictions and will be converted into the right to receive the Merger Consideration, less any required withholding taxes. Option consideration and the Merger Consideration with respect to the restricted stock units will be paid in no event later than ten (10) days after the closing date.

Employee Stock Ownership Plan

Merger Consideration with respect to shares of Company common stock held under the ESOP will be paid to the trustee of the ESOP.

Company Stock Incentive Plan

Effective at the effective time of the Merger, the Company Stock Incentive Plan and all awards thereunder will terminate subject to the payments described above for options and shares of restricted stock granted pursuant to the Company Stock Incentive Plan. All other rights under any provision of any other plan, program or arrangement for the issuance of any other interest with respect to the capital stock or other equity interests of the Company or any Company subsidiary will be canceled without any liability on the Company or any Company subsidiary.

Exchange and Payment Procedures

Prior to the effective time of the Merger, the Company will designate a bank or trust company (reasonably acceptable to ACE) to act as agent (“paying agent”) for holders of shares of Company common stock to receive the funds to which such holders will become entitled. At or prior to the effective time of the Merger, ACE will deposit with or cause to be deposited with the paying agent, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in accordance with the Merger Agreement. Promptly, and in any event no later than ten days after the effective time of the Merger, ACE and the surviving corporation will cause the paying agent to mail to each holder of record of Company common stock converted into the right to receive Merger Consideration, a letter of transmittal, in customary form with customary provisions, containing instructions specifying that the delivery of the Merger Consideration will be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates, or book-entry transfer of the book-entry shares, to the paying agent for use in effecting the surrender of the certificates and book-entry shares in exchange for the Merger Consideration.

Registered shareholders will not be entitled to receive the Merger Consideration until they surrender or transfer their stock certificates or book-entry shares, as applicable, to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The Merger Consideration may be paid to a person other than the person in whose name the corresponding certificate or book-entry shares were registered if the certificate is properly endorsed or is otherwise in the proper form for transfer or if such book-entry share may be properly transferred. In addition, the person requesting such issuance must have paid any transfer and other taxes required by reason of the issuance and payment of such consideration to a person other than the registered holder of such certificate or book entry shares surrendered or must have established to the reasonable satisfaction of the paying agent and the surviving corporation that such tax either has been paid or is not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates or book-entry shares. ACE and the surviving corporation will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the Merger Agreement in respect of shares of Company common stock, an amount as it is required to deduct and withhold with respect to the making of such payment under the Code or any law. Any sum that is withheld will be treated as having been paid to the holder of the shares of Company common stock in respect of which such deduction and withholding was made.

At the close of business on the day of the effective time of the Merger, our stock transfer books will be closed, and thereafter there will be no further registration of transfers of outstanding shares of our common stock. From and after the effective time of the Merger, the holders of shares of Company common stock outstanding immediately prior to the effective time of the Merger shall cease to have any rights with respect to such shares of Company common stock except as otherwise provided in the Merger Agreement or by applicable law.

Neither the paying agent nor the surviving corporation will be liable to any holder of Company common stock for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or other similar law. At any time following the twelve (12) month anniversary of the effective time of the Merger, the surviving corporation will be entitled to require the paying agent to deliver to it any funds which had been made available to the paying agent and not disbursed to holders of shares of Company common stock and thereafter the holders will be entitled to look at the surviving corporation only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of their certificates.

If you have lost a certificate, or if it has been stolen or destroyed, upon making an affidavit of fact and, if required by the surviving corporation, and upon posting of a bond in a reasonable amount as the surviving corporation may direct, as indemnity protection against any claim that may be made against it with respect to that certificate, the paying agent will issue in exchange for such lost, stolen or destroyed certificate, the Merger Consideration with respect to the shares of the Company common stock formerly represented by such certificate.

Representations and Warranties

We make various representations and warranties in the Merger Agreement to ACE and the Merger Sub, which may be subject to important limitations and qualifications set forth in Company SEC Documents, the Merger Agreement, and the disclosure schedules thereto. Company SEC Documents means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2011 and June 30, 2011 and the Company’s proxy statement on Schedule 14A filed on March 31, 2011. You should be aware that it may not be appropriate to judge the accuracy of such representations and warranties as of the date of this proxy statement. Our representations and warranties in the Merger Agreement relate to, among other things:

•	our and our subsidiaries’ organization, good standing and qualification to do business;

•	our and our subsidiaries’ articles of incorporation and bylaws and equivalent organizational documents;

•	our minute books containing records of shareholder meetings and board of directors meetings, our stock ledgers and our stock books listing and describing all issuances, transfers and cancellations of shares of capital stock;

•	our capitalization, including the number of shares of our common stock, restricted stock, restricted stock units, stock held in treasury, stock options under the Company Stock Incentive Plan and stock held under the ESOP;

•	our corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement (including that our board of directors, in accordance with the PBCL, unanimously adopted the Merger Agreement, resolved to recommend the approval and adoption of the Merger Agreement by the Company’s shareholders, directed that the Merger Agreement be submitted to the Company’s shareholders for approval and adoption, approved the filing of the proxy statement with the SEC, and determined that the Merger is fair in the best interest of the Company and its shareholders and approved and declared the advisability of the Merger Agreement);

•	the absence of violations of or conflicts with our and our subsidiaries’ governing documents, applicable law, provisions of the ESOP, agreements with third parties and material permits as a result of executing, delivering and performing under the Merger Agreement;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	our operation of the Company and the Company subsidiaries in compliance with all applicable laws and the regulations of the NASDAQ Global Market;

•	possession by the Company and the Company’s subsidiaries of material permits, franchises, grants, authorizations, licenses, orders, approvals, easements, variances, certificates, consents and other similar authorizations necessary to operate our business in compliance with applicable legal requirements;

•	our SEC filings since September 4, 2009, including any financial statements and underlying books and records;

•	inquiries or interrogatories from the SEC, Financial Industry Regulatory Authority or any governmental authority;

•	system of accounting administered in accordance with GAAP and the absence of any accounting or auditing violations;

•	compliance with the Sarbanes-Oxley Act of 2002;

•	compliance with the Foreign Corrupt Practices Act of 1977;

•	joint ventures and off balance sheet arrangements;

•	the absence of material violations of applicable laws, including laws related to insurance and breach of fiduciary duties by the Company or any of its officers, directors, employees or agents to the board of directors;

•	the statutory statements of each Company subsidiary that conducts the insurance operations of the Company as filed with the insurance departments of their respective jurisdictions and prepared in accordance with statutory accounting practices prescribed or permitted by the insurance regulator in each applicable jurisdiction and the reserves of each Company that conducts the insurance operations of the Company;

•	the absence of a Material Adverse Effect (as defined below), actions outside of the ordinary course of business, and certain other changes, events, circumstances or developments related to the Company or the Company’s subsidiaries since December 31, 2010;

•	legal proceedings, proceedings before any governmental authority, cease-and-desist orders and governmental orders;

•	employment agreements, multiemployer plans, compliance with ERISA, and the Company’s and the Company subsidiaries’ employee benefit plans and stock option plans;

•	the ESOP, any action or audit pending with respect to the ESOP;

•	labor and employment matters, collective bargaining, absence of charges of discrimination and misclassification of employee issues;

•	title to assets, absence of liens;

•	tax matters;

•	environmental matters and compliance with environmental laws;

•	no shareholder rights plan;

•	material contracts of the Company or any Company subsidiary;

•	technology and intellectual property matters including material licenses, title to owned intellectual property; open source software, material computer systems and systems to protect confidential information;

•	insurance policies covering the Company and its subsidiaries, directors and officers;

•	conduct of, and matters related to, the Company subsidiaries that conduct the insurance operations of the Company and insurance holding companies, reinsurance, insurance and reinsurance agreements, including Company financial statements, actuarial analyses, and insurance pools;

•	the shareholder vote necessary to consummate the Merger;

•	opinion of Willis Capital Markets & Advisory;

•	the accuracy of information supplied for inclusion in this proxy statement;

•	absence of characterization as an investment company;

•	the absence of fees or commissions for brokers, finders or investment bankers (other than Willis Capital Markets & Advisors);

•	no dissenters rights; and

•	anti-takeover provisions.

As used in the Merger Agreement, the term “Material Adverse Effect” means any event, circumstance, development, change, occurrence or state of facts or effect that, (1) alone or in combination, has had or could be reasonably likely to have a material adverse effect on the business, assets, properties, condition (financial or otherwise) or results of operations of the Company and the Company subsidiaries, taken as a whole, except to the extent that any such material adverse effect results, alone or in combination, from:

(i) changes in the U.S. economy in general or in U.S. financial or securities markets (including credit markets);

(ii) changes generally affecting the U.S. property and casualty insurance industry;

(iii) changes in law or applicable accounting regulations, or principles or interpretations, (whether administrative or judicial) thereof becoming effective after the date of the Merger Agreement, including accounting pronouncements by the SEC, the National Association of Insurance Commissioners or the Financial Accounting Standards Board;

(iv) any change in the Company’s stock price or any failure, in and of itself, by the Company to meet published revenue or earnings projections (provided that the underlying causes of such change or failure shall not be excluded);

(v) changes proximately caused by the announcement of the execution of the Merger Agreement, including the identity of ACE;

(vi) any actions, suits, claims, hearings, arbitrations or investigations or other proceedings related to the Merger Agreement, the Merger or other transactions contemplated thereby or before any governmental authority;

(vii) acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening thereof;

(viii) earthquakes, hurricanes or other natural disasters; and

(ix) any action taken by ACE or any of its affiliates or by the Company not at the express written request of ACE or any of its affiliates;

provided, however, that the exceptions in paragraphs (i), (ii), (iii), (vii) and (viii) above apply solely to the extent that they do not have a disproportionate impact on the Company or the Company’s subsidiaries, taken as a whole, compared to other participants in the property and casualty insurance industry in the United States; or (2) would prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

The Merger Agreement also contains various representations and warranties made by ACE and the Merger Sub to us which may be subject to important limitations and qualifications set forth in the Merger Agreement. You should be aware that it may not be appropriate to judge the accuracy of such representations and warranties as of the date of this proxy statement. These representations and warranties relate to, among other things:

•	ACE and Merger Sub’s organization, valid existence and good standing;

•	ACE’s ownership of all of the outstanding capital stock of Merger Sub;

•	ACE and Merger Sub’s corporate power and authority to execute and deliver the Merger Agreement, to perform their obligations thereunder and to consummate the transactions contemplated by the Merger Agreement;

•	the absence of any violation of or conflict with ACE and the Merger Sub’s governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the Merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	absence of material legal proceedings;

•	sufficient financing to permit the Merger Sub to consummate the Merger and pay the aggregate Merger Consideration and other amounts required pursuant to the Merger Agreement;

•	the absence of fees or commissions for brokers, finders or investment bankers; and

•	the accuracy of information supplied for inclusion in this proxy statement.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the effective time of the Merger.

Conduct of Our Business Pending the Merger

For the period between September 7, 2011, the date of execution of the Merger Agreement and the effective time of the Merger, unless such action is required or prohibited by law or ACE agrees to such action in writing, we have agreed:

•	to conduct our business and the business of our subsidiaries only in the ordinary course of business consistent with past practice;

•	to use commercially reasonable efforts to: (a) preserve substantially intact our business organization and the business organization of our subsidiaries and (b) to keep available the services of our current officers and employees and the officers and employees of our subsidiaries; and

•	to take all steps and do all things necessary to preserve the protections of our reinsurance agreements.

Under the Merger Agreement, we have also agreed that neither we nor our subsidiaries will take any of the following actions until the effective time of the Merger unless such action is required or prohibited by law, is specifically contemplated by the Merger Agreement or ACE agrees to such action in writing:

•	amend our articles of incorporation, by-laws or other organizational documents;

•	issue, sell, pledge, dispose of, grant or encumber, or authorize any of the foregoing of any shares of any class of capital stock of the Company or any subsidiary or issue any options, warrants, convertible securities or other rights of any kind to acquire the shares of such capital stock or any other ownership interest of the Company or any Company subsidiary, provided that the Company may issue Company common stock upon the exercise of options granted prior to the date the Merger Agreement was signed under the Company Stock Incentive Plan;

•	make, declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned subsidiary to the Company or any other Company subsidiary;

•	reclassify, combine, split, subdivide or redeem or purchase or otherwise acquire, directly or indirectly, any of its capital stock, or purchase or redeem or otherwise acquire any shares of its capital stock or any of the shares of capital stock of its subsidiaries, any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

•	incur or assume any indebtedness for borrowed money in excess of $25,000, guarantee any such indebtedness in excess of $25,000 or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any Company subsidiary;

•	make any investment in any person or loan or advance to any person other than a Company subsidiary other than investments made in the ordinary course of business consistent with past practice and consistent with the Company’s investment guidelines;

•	make any capital expenditure or expenditures which involves the purchase of real property or is in excess of $50,000 in the aggregate;

•	sell, dispose of or otherwise transfer, lease out, or pledge, mortgage, or otherwise encumber, any of its properties or assets with a fair market value of equal to or more than $100,000 in the aggregate, other than in accordance with the Company’s investment guidelines or pursuant to material contracts;

•	directly or indirectly acquire any corporation, partnership, limited liability company, joint venture, other business organization or any property;

•	adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	waive or release any right or claim or settle or compromise any claim, audit, arbitration, suit, investigation, complaint or other proceeding in excess of the amount of the corresponding reserve established on the Company’s consolidated balance sheet as reflected in the most recent applicable Company SEC Documents plus any applicable third party insurance proceeds, except (A) as required by the express terms of any contract in effect prior to the execution and delivery of the Merger Agreement, (B) for any settlements or compromises of insurance claims or litigation or arbitration arising in the ordinary course of business or involving total aggregate payments not in excess of the amount set forth in the Disclosure Schedule;

•	enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claim or audit that would materially restrict the operations of the business after the effective time of the Merger;

•	materially change any of its accounting policies (whether for financial accounting or tax purposes), except as required by applicable law, GAAP or regulatory guidelines;

•	other than in accordance with its current investment guidelines or as otherwise required by the terms of the Merger Agreement, restructure or materially change its investment securities portfolio through purchases, sales or otherwise, or the manner in which such portfolio is classified or reported;

•	increase or agree to increase the compensation payable or to become payable or the benefits provided to, grant any retention, severance or termination pay to or enter into any employment bonus, change in control or severance agreement with, its current or former directors, officers or employees, except for employees paid in the ordinary course of business, initial compensation and benefits of individuals who are first employed by the Company or any Company subsidiary after the date of the Merger Agreement and for bonuses and retention, severance and termination payments in an aggregate amount not to exceed $100,000;

•	establish, adopt, enter into, terminate or amend any collective bargaining agreement or any new employee benefit plan, amend or terminate any existing employee benefit plan, grant any equity based or incentive compensation awards, enter into or amend any employment, severance, retention, incentive or similar agreement or other employment arrangements with any current or former director, officer or employee of the Company or any Company subsidiary or hire or terminate the employment, or modify the contractual relationship of, any officer, employee or independent contractor of the Company or any Company subsidiary, other than hirings or terminations of employees, other than officers, in the ordinary course of business consistent with past practice;

•	take any action, other than in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures;

•	file or amend any material tax return, make or change any material tax election or settle or compromise any material tax liability other than in the ordinary course of business as required by law;

•	amend, modify or consent to the termination of any material contract or any material rights of the Company or any Company subsidiary thereunder other than in the ordinary course of business consistent with past practice or that would constitute a Material Adverse Effect; or enter into any new agreement which would have been considered a material contract if it were entered into at or prior to the date hereof;

•	forfeit, abandon, modify, waive, terminate or otherwise change any of its permits, except as required under applicable law;

•	take any action that would reasonably be expected to result in a reduction of the insurer financial strength ratings of any subsidiary of the Company that conducts the insurance operations of the Company;

•	offer or sell insurance or reinsurance of any line or class of business in any new jurisdiction;

•	knowingly violate or knowingly fail to perform any obligation or duty imposed upon the Company or any of the Company subsidiaries by any applicable law that is material to the business or operations of the Company or any Company subsidiary;

•	take any action that would reasonably be expected to, or omit to take any action where such omission would reasonably be expected to, prevent, materially delay or impede the consummation of the Merger or cause any of its representations and warranties to become untrue or have a Material Adverse Effect on the transaction;

•	take any action adverse to the interests of ACE with respect to the Company’s reinsurance agreements; and

•	enter into any legally binding agreement or otherwise make a commitment to do any of the foregoing.

No Solicitation of Transactions

We have agreed that we will not, and we will not authorize our subsidiaries’ or our respective directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives, directly or indirectly to:

•	solicit, initiate or knowingly encourage, or knowingly take any other action or fail to take any action in a way designed to facilitate, any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Takeover Proposal (as defined below);

•	furnish any non-public information regarding the Company or any subsidiaries to any person in connection with or in response to a Takeover Proposal or an inquiry or indication of interest that could reasonably be expected to lead to, any Takeover Proposal;

•	engage in discussions or negotiations with any person with respect to any Takeover Proposal;

•	approve, endorse or recommend any Takeover Proposal; or

•	enter into any letter of intent or similar document or any agreement contemplating or otherwise relating to any Acquisition Transaction (as defined below).

In the Merger Agreement, a “Takeover Proposal” generally means any unsolicited, bona fide, written offer, proposal, inquiry or indication of interest contemplating or otherwise relating to any Acquisition Transaction.

In the Merger Agreement, an “Acquisition Transaction” means a transaction or series of transactions involving:

•	any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which the Company or any of its subsidiaries is a constituent corporation, (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries, or (iii) in which the Company or any of its subsidiaries issues or sells securities representing more than 10% of the outstanding securities of any class of voting securities of the Company or any of its subsidiaries; or

•	other than in the ordinary course of business, any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 10% or more of the consolidated net revenues, net income or assets of the Company and its subsidiaries.

Despite the foregoing restrictions, if, following the receipt of a bona fide written unsolicited Takeover Proposal that the Company board of directors determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) and the board of directors determines in good faith, after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties under applicable law, the Company may, at any time prior to the adoption of the Merger Agreement by the Company’s shareholders, request information from the party making such Takeover Proposal, furnish non-public information with respect to the Company and the Company’s subsidiaries to that party pursuant to a customary confidentiality agreement (subject to certain conditions set forth in the Merger Agreement) and participate in discussions and negotiations with such party regarding such Takeover Proposal.

Except as expressly permitted, neither the board of directors nor any committee thereof shall:

•	withdraw or modify the Company’s recommendation to shareholders to adopt the Merger Agreement in a manner adverse to ACE, adopt or propose a resolution to withdraw or modify the Company’s recommendation to shareholders to adopt the Merger Agreement in a manner adverse to ACE or take any other action that is or becomes disclosed publicly to indicate that the board of directors or any committee thereof does not support the Merger and the Merger Agreement or does not believe that the Merger and the Merger Agreement are in the best interests of the Company’s shareholders;

•	fail to reaffirm, without qualification, the Company’s recommendation to shareholders to adopt the Merger Agreement, or fail to state publicly, without qualification, that the Merger and the Merger Agreement are in the best interests of the Company’s shareholders, within five Business Days after ACE requests in writing that such action be taken;

•	fail to announce publicly, within 10 business days after a tender offer or exchange offer relating to securities of the Company shall have been commenced, that the board of directors recommends rejection of such tender or exchange offer;

•	fail to issue, within 10 business days after a Takeover Proposal is publicly announced, a press release announcing its opposition to such Takeover Proposal;

•	approve, endorse or recommend any Takeover Proposal; or

•	resolve or propose to take any action described in the five immediately preceding bullet points (each of the preceding bullet points constituting, an “adverse recommendation change”).

At any time prior to the adoption of the Merger Agreement by the Company’s shareholders, the board of directors may effect, or cause the Company to effect, as the case may be, an adverse recommendation change if:

•	after the date of the Merger Agreement, the Company receives an unsolicited, bona fide, written offer to effect a transaction which is considered a Superior Proposal and is not withdrawn;

•	such offer was not obtained or made as a direct or indirect result of a breach of the Merger Agreement, the confidentiality agreement between Company and ACE Group Holdings, Inc., or any “standstill” or similar agreement under which the Company or any of its subsidiaries has any rights or obligations;

•	the Company provides ACE the terms and conditions of the offer and the identity of the person making the offer;

•	the board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel, that such offer constitutes a Superior Proposal;

•	the board of directors does not effect, or cause the Company to effect, an adverse recommendation change within five business days after ACE receives written notice from the Company confirming that the board of directors has determined that such offer is a Superior Proposal and if requested by ACE, engages in good faith negotiations with ACE to amend the Merger Agreement so that the offer is no longer a Superior Proposal;

•	at the end of such five business day period, such offer has not been withdrawn and continues to constitute a Superior Proposal; and

•	the board of directors determines in good faith, after obtaining and taking into account the advice of outside legal counsel, that, in light of such Superior Proposal, failure to make an adverse recommendation change would be inconsistent with the board of directors’ fiduciary duties under applicable law.

In the Merger Agreement, a “Superior Proposal” means an unsolicited, bona fide written offer made by a third party to acquire, directly or indirectly, by merger or otherwise, all of the outstanding shares of Company common stock or all or substantially all of the assets of the Company and its subsidiaries, which the board of directors determines in its reasonable good faith judgment, taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the person making the proposal and after consultation with a financial advisor of nationally recognized reputation and outside legal counsel that the offer (A) provides a higher value to the shareholders of the Company than the consideration payable in the Merger, (B) is not subject to any financing condition or contingency and (C) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

Access to Information

From the date of the Merger Agreement until the closing date of the Merger, we have agreed to (and to cause our subsidiaries and our officers, directors, employees, auditors and agents and those of our subsidiaries to: (a) provide to the officers, employees, agents, advisors, legal counsel, accountants, consultants and other authorized representatives of ACE and the Merger Sub and its representatives reasonable access, during normal business hours to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to their books and records and (b) furnish ACE and the Merger Sub such financial, operating and other data and information as ACE and the Merger Sub through its officers, employees or agents, may reasonably request.

Public Announcements

Until the closing date, ACE, the Merger Sub and the Company agree that they will not issue any public release or announcement concerning the Merger Agreement without the prior consent of the other party (which consent shall not be unreasonably delayed or withheld), except as such release or announcement may be required by applicable law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Any formal employee communication programs or announcements by the Company with respect to the Merger or the employment or benefit arrangements to be effective following the effective time of the Merger are subject to prior review and approval by ACE, which shall not be unreasonably withheld, conditioned or delayed.

Shareholders’ Meeting

In the Merger Agreement, we have agreed:

•	to duly call, give notice of, convene and hold an annual or special meeting of our shareholders as promptly as practicable following the execution of the Merger Agreement for the purpose of considering and taking action on the Merger Agreement and the Merger, and

•	to use our reasonable best efforts to solicit proxies from our shareholders in favor of adoption of the Merger Agreement.

Employee Benefits Matters

Prior to the earlier to occur of (i) November 30, 2011 and (ii) five business days prior to the closing date, the Company shall prepare in consultation with ACE and provide ACE with true, complete and accurate financial calculations pursuant to Section 280G of the Code with respect to parachute payments.

ACE shall recognize the service of each employee of the Company or any Company subsidiary prior to the closing date as service with ACE for the purpose of any waiting period, vesting, eligibility and benefit entitlement for any compensation or employee benefit plans of ACE in which such employee participates, or which are made available by ACE (but excluding benefit accruals for defined benefit pension plans and excluding eligibility for retiree medical and other retiree welfare benefits). The Company shall amend and terminate the Company 401(k) plan prior to the closing date of the Merger. The ESOP shall terminate automatically pursuant to its terms upon the consummation of the Merger. The Company agrees to convert its filing for an initial determination letter for the ESOP into a filing for a final determination letter for termination of the ESOP. Upon receipt of a final favorable determination letter from the IRS, the account balances in the ESOP shall be distributed to participants and beneficiaries. Prior to closing, contributions to the ESOP and payments on the ESOP loan shall be made consistent with past practices on the regularly scheduled contribution or payment date; provided, however, that the Company shall make a contribution to, and payment on, the ESOP loan with respect to the period from January 1, 2011 through the date of the closing (or, if the closing occurs after December 31, 2011, the period from January 1, 2012 through the date of the closing) but no further contributions shall be made to the ESOP after closing or with respect to any period after the closing.

Indemnification and Insurance

Each of our directors and officers and the directors and officers of our subsidiaries will be indemnified, defended and held harmless to the extent such indemnified parties are indemnified by the Company or the applicable Company subsidiary pursuant to their respective by laws, articles of incorporation or other organizational documents, against any and all losses, claims, damages, costs, expenses, fines, liabilities and judgments, including amounts paid in settlement arising in whole or in part out of the fact that such person was or is a director or officer of the Company or any of its subsidiaries and pertaining to any action or omission existing or occurring at or prior to the effective time of the Merger. ACE will amend the organizational documents of the surviving corporation after the effective time of the Merger to contain provisions no less favorable to the indemnified parties with respect to limitation of liabilities of directors and officers, indemnification and advancement of expenses than are set forth in the by laws, articles of incorporation or other organizational documents. ACE is required to obtain directors and officers liability insurance providing coverage for a period of six years following the effective time of the Merger with respect to acts or omissions occurring prior to the effective time of the Merger that were committed by such officers and directors in their capacity as such, provided that ACE shall not be required to expend per year of coverage more than 250% of the annual amount expended by the Company and any Company subsidiary as of the date of the Merger Agreement.

Conditions to the Merger

Conditions to Each Party’s Obligation to Effect the Merger

The obligations of each of the parties to effect the Merger are subject to the satisfaction or waiver in writing by ACE and the Company, at or prior to the effective time of the Merger of the following conditions:

•	our shareholders must have approved and adopted the Merger Agreement;

•	any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger;

•	all required insurance regulatory approvals or consents shall have been received; and

•	no governmental authority shall have enacted, issued, promulgated, enforced or entered any law that has the effect of making the acquisition of shares of Company common stock by ACE or the Merger Sub or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Merger, and there shall not be instituted or pending any action by any governmental authority relating to the Merger Agreement.

Conditions to Obligations of ACE and the Merger Sub

The obligations of ACE and the Merger Sub to effect the Merger are subject to the satisfaction or waiver (where permissible), in their sole discretion, of the following additional conditions:

•	the Company’s representations and warranties related to capitalization shall be true and correct, except for de minimis errors, and all other representations and warranties of the Company set forth in the Merger Agreement must be true and correct in all respects (without giving effect to any limitation as to materiality or Material Adverse Effect) except where the failure in the aggregate to be true would not have a Material Adverse Effect, in each case, as of the date of the Merger Agreement and as of the effective time of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	the Company must have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the effective time of the Merger;

•	the Company shall have delivered to ACE a certificate, dated as of the date of the closing signed by a duly authorized officer of the Company, certifying the satisfaction of the two previously stated conditions;

•	since the date of the Merger Agreement there shall not have occurred any effect, event, condition or change that would, individually or in the aggregate, have a Material Adverse Effect; and

•	none of the regulatory approvals obtained shall contain and no law shall have been enacted or in effect that contains any limitation, requirement or condition that would, individually or in the aggregate, be reasonably expected to (i) materially impair or interfere with the ability of the Company and its subsidiaries to conduct their businesses after the effective time of the Merger substantially in the manner as such businesses are conducted as of the date of the Merger Agreement, (ii) result in the sale, lease, license, disposal or holding separate by ACE of any capital stock of the surviving corporation after the effective time of the Merger or by the Company or its subsidiaries of any of their material assets, rights product lines, licenses business or other operations or (iii) materially and adversely affect the benefits, taken as a whole, that ACE would otherwise received from the transactions contemplated by the Merger Agreement.

Conditions to Obligations of the Company

Our obligation to effect the Merger is subject to the satisfaction or waiver (if applicable) by us of the following additional conditions:

•	the representations and warranties of ACE and the Merger Sub set forth in the financing section of the Merger Agreement must be true and correct in all respects and all other representations and warranties of ACE and the Merger Sub contained in the Merger Agreement shall be true and correct in all respects (without giving effect to any limitation as to materiality), except as would not, individually or in the aggregate, be reasonably likely to have a material adverse effect on the ability of ACE and the Merger Sub to consummate the Merger as of the effective time of the Merger (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	ACE and Merger Sub must have performed or complied in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the effective time of the Merger; and

•	ACE and Merger Sub shall have delivered to the Company a certificate, dated as of the date of the closing signed by a duly authorized officer of ACE and the Merger Sub, certifying the satisfaction of the conditions of the two conditions previously stated.

Termination

Subject to certain exceptions, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger upon written notice from the terminating party to the non-terminating party, in any of the following ways:

•	by mutual written consent of the Company and ACE;

•	by either ACE or the Company if the Merger has not been consummated by December 31, 2011, unless such date, which we refer to as the “outside date,” is extended in accordance with the Merger Agreement in order to obtain any necessary insurance regulatory consents or approvals (provided, that in no event will the Merger Agreement be extended beyond March 31, 2012), except that this termination right will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before such date;

•	by either ACE or the Company if any governmental authority has issued an order or ruling which has become final and non-appealable preventing, prohibiting or making illegal the consummation of the Merger, unless the party seeking to terminate the Merger Agreement failed to comply in all material respects with its obligations to prevent such a ruling;

•	by either ACE or the Company if (i) the special meeting of the Company’s shareholders (including any adjournments thereof) has been held and completed and (ii) the Company’s shareholders shall not have adopted the Merger Agreement, except that the Company may not terminate if it has not paid ACE all sums due;

•	by ACE if (i) the board of directors failed to recommend that the Company’s shareholders vote to adopt the Merger Agreement, (ii) there was an adverse recommendation change, (iii) the board of directors approved, endorsed or recommended any Takeover Proposal, (iv) the Company failed to include the Company’s recommendation to shareholders to adopt the Merger Agreement in the proxy statement or (v) the Company, or any of its subsidiaries or any representative of the Company or any of its subsidiaries, breached the obligations related to the shareholders’ meeting, the proxy statement or “non-solicitation” of alternative transactions or (vi) the board of directors or one of its committees resolves or proposes to take any of the foregoing actions;

•	by ACE if the Company breaches any of its representations, warranties, covenants or agreements in the Merger Agreement and such breach would cause the conditions to the obligations of ACE and Merger

Sub to consummate the Merger with respect to the accuracy of representations and warranties of the Company and performance of covenants and obligations of the Company not to be satisfied and such breach cannot be cured or is not cured within 30 days of notice of such breach (or the outside date, if earlier) and such breach is not waived by ACE; or

•	by the Company (i) if ACE or Merger Sub breach any of their representations, warranties, covenants or agreements in the Merger Agreement and such breach would cause the conditions to the obligations of the Company to consummate the Merger with respect to the accuracy of representations and warranties of ACE and Merger Sub and performance of covenants and obligations of ACE and Merger Sub not to be satisfied and such breach cannot be cured or is not cured within 30 days of notice of such breach (or the outside date, if earlier) and such breach is not waived by the Company; or (ii) prior to the Company’s shareholders adopting the Merger Agreement, if it concurrently enters into a definitive agreement providing for a Superior Proposal and has followed the procedures and met the obligations set forth in the Merger Agreement related to such Superior Proposal and has paid or pays the Termination Fee to ACE (as defined below).

Termination Fee and Expenses

The Merger Agreement requires that the Company pay ACE a termination fee equal to $3,750,000 if:

•	ACE terminates the Merger Agreement because (i) the board of directors failed to recommend that the Company’s shareholders vote to adopt the Merger Agreement, (ii) there was an adverse recommendation change, (iii) the board of directors approved, endorsed or recommended any Takeover Proposal, (iv) the Company failed to include the Company’s recommendation to shareholders to adopt the Merger Agreement in the proxy statement, (v) the Company, or any of its subsidiaries or any representative of the Company or any of its subsidiaries, breached the obligations related to the shareholders’ meeting, the proxy statement or “non-solicitation” of alternative transactions or (vi) the board of directors or one of its committees resolves or proposes to take any of the foregoing actions;

•	either the Company or ACE terminates the Merger Agreement because the Merger has not been consummated by the outside date or ACE terminates the Merger Agreement because the Company breaches any of its representations, warranties, covenants or agreements in the Merger Agreement and such breach would cause the conditions to the obligations of ACE and Merger Sub to consummate the Merger with respect to the accuracy of representations and warranties of the Company and performance of covenants and agreements of the Company not to be satisfied and such breach cannot be cured or is not cured within 30 days of notice of such breach (or the outside date, if earlier) and on or before the date of such termination a Takeover Proposal shall have been announced, disclosed or otherwise communicated to the board of directors and the Company shall have entered into a definitive agreement with respect to an Acquisition Transaction or an Acquisition Transaction is consummated within twelve months of such termination of the Merger Agreement;

•	either the Company or ACE terminates the Merger Agreement because the special meeting of the Company’s shareholders (including any adjournments thereof) shall have been held and completed and the shareholders shall not have adopted and approved the Merger Agreement and on or before the date of the Company shareholders’ meeting, a Takeover Proposal shall have been announced, disclosed or otherwise communicated to the board of directors and (ii) the Company shall have entered into a definitive agreement with respect to an Acquisition Transaction or an Acquisition Transaction is consummated within twelve months of such termination of the Merger Agreement; or

•	if the Merger Agreement is terminated by any party thereto at any time during which the Merger Agreement was terminable in circumstances in which ACE would be entitled to the payment of the termination fee as described in any of the three immediately preceding bullet points.

The Merger Agreement provides that, except for the payment of the termination fee (and certain related amounts) and payment of the HSR filing (which ACE and the Company shall bear equally), each party will pay its own expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement, whether or not the Merger is consummated.

Amendment and Waiver

The Merger Agreement may be amended by the parties in writing by action taken by or on behalf of their respective boards of directors at any time prior to the effective time of the Merger. Once the Company shareholders shall have adopted the Merger Agreement, no amendment may be made that by law requires further approval by our shareholders without obtaining such approval.

Until the effective time of the Merger, the parties may, to the extent legally allowed:

•	extend the time for the performance of any of the obligations or other acts of the other parties in the Merger Agreement;

•	waive any inaccuracies in the representations and warranties contained in the Merger Agreement; and

•	waive compliance with any of the conditions contained in the Merger Agreement.

Once the Company shareholders shall have adopted the Merger Agreement, no waiver may be made that by law requires further approval by our shareholders without obtaining such approval.

Specific Performance

The parties agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached, and that the parties, without the necessity of posting bond or other undertaking, shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific performance of the terms hereof to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, in addition to any other remedy to which they may be entitled at law or in equity.

MARKET PRICE AND DIVIDEND DATA

Our common stock is listed on the NASDAQ Global Market under the ticker symbol “PMIC.” This table shows, for the periods indicated, the high and low sales price per share for our common stock as reported by the NASDAQ Global Market.

	Common Stock
	High	Low

Fiscal Year Ended December 31, 2011
Third Quarter (through September 15, 2011)	$20.13	$14.25
Second Quarter	17.68	13.78
First Quarter	15.34	13.51
Year Ended December 31, 2010
Fourth Quarter	$14.75	$13.21
Third Quarter	14.81	12.00
Second Quarter	14.95	12.63
First Quarter	12.15	10.35
Year Ended December 31, 2009
Fourth Quarter	$11.08	$10.00
Third Quarter	N/A	N/A
Second Quarter	N/A	N/A
First Quarter	N/A	N/A

The closing price per share of our common stock on September 7, 2011 (the last trading day before announcement of the Merger Agreement) was $16.30. The high and low sales prices per share for our common stock as reported by the NASDAQ Global Market on September 15, 2011, the latest practicable trading day before the printing of this proxy statement were $20.13 and $20.08, respectively.

As of September 15, 2011, 4,974,414 shares of our common stock were held of record by shareholders eligible to vote.

Following the completion of the Merger, our common stock will not be traded on any public market.

Dividend Policy

We do not currently pay dividends on our common stock. Payment of dividends in the future is at the discretion of the board of directors and will depend on a number of factors including our operating results, overall financial condition, capital requirements and general business conditions. We depend primarily on dividends paid by Penn Millers Insurance Company, our lead insurance company, to us and proceeds from the initial public offering that were not contributed to Penn Millers Insurance Company to provide funds for the payment of dividends. If Penn Millers Insurance Company chooses to pay dividends to Penn Millers Holding Corporation, we will receive dividends only after Penn Millers Insurance Company provides notice to, and without objection from, the Pennsylvania Insurance Department. During any twelve-month period, the amount of dividends paid by Penn Millers Insurance Company to us, without the prior approval of the Pennsylvania Insurance Department, may not exceed the greater of 10% of the insurance company’s surplus as regards policyholders as reported on its most recent annual statement filed with the Pennsylvania Insurance Department or the insurance company’s statutory net income as reported on such statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables present certain information regarding the ownership of our common stock as of September 15, 2011, by:

•	all those known by us to be beneficial owners of more than five percent of our common stock;

•	each director;

•	each executive officer; and

•	all of our directors and executive officers as a group.

We calculate beneficial ownership by including shares owned in each director’s or executive officer’s name (or by any member of his or her immediate family). Also, in calculating the percentage ownership, we count securities which the director or executive officer could purchase within 60 days of September 15, 2011, (such as exercisable stock options that are listed in a separate column as outstanding securities). Except as otherwise noted, to our knowledge, the named individual or their family members have sole voting and investment power with respect to the securities beneficially owned by the shareholder. Unless otherwise indicated, the business address for each listed shareholder is 72 North Franklin Street, Wilkes-Barre, Pennsylvania 18701-1301.

Security Ownership of Certain Beneficial Owners

The following table sets forth information regarding persons or entities that, to the knowledge of the Company, own of record or beneficially, as of September 15, 2011, five percent or more of the outstanding shares of Company common stock:

	Amount and
	Nature of	Percent of
	Beneficial	Common
Name and Address of Beneficial Owner	Ownership	Stock(1)

Penn Millers Holding Corporation Employee Stock Ownership Plan Trust(2) 2201 Ridgewood Rd., #180 Wyomissing, PA 19610	536,139	10.78%
Castine Capital Management Company(3) One International Place, Suite 2401 Boston, Massachusetts 02110	422,951	8.50%
Sardar Biglari(4) 175 East Houston Street, Suite 1300 San Antonio, Texas 78205	416,598	8.37%
Aegis Financial Corp.(5) 1100 North Glebe Road, #1040 Arlington, VA 22201	329,610	6.63%
Bradley Louis Radoff(6) 1177 West Loop South Houston, TX 77027	255,000	5.13%

(1)	Calculation of percentage is based upon a total of 4,974,414 shares outstanding and entitled to vote at September 15, 2011.

(2)	Under the Penn Millers Holding Corporation Employee Stock Ownership Plan (which we refer to as the “ESOP”), shares are allocated to accounts in the name of the individuals who participate in the ESOP. The voting rights for shares in each individual participant’s ESOP account are passed through to that participant. Because participants can vote shares in their ESOP accounts, but cannot sell them at this time, participants in the ESOP have voting power and no dispositive power over shares allocated to their ESOP accounts. As of September 15, 2011, 536,139 shares were held in the ESOP’s related trust. Of these 536,139 shares, 59,140 shares were allocated to the accounts of eligible ESOP participants. The remaining 476,999 shares were held in an unallocated account in the ESOP’s related trust and will be allocated to eligible ESOP participants in accordance with the terms of the ESOP. The ESOP trustee will vote the unallocated shares held under the ESOP, and allocated shares for which no direction is received, in its sole discretion, subject to the ESOP trustee’s fiduciary responsibilities under applicable law. The number of shares allocated to the account of each executive officer is disclosed in the footnotes to the beneficial ownership table which appears below under the heading “Security Ownership of Directors and Officers” and is also included in the total number of shares held by the ESOP. Because of its role as trustee for the ESOP, National Penn Investors Trust Company may also be deemed to have dispositive power over the shares held by the ESOP.

(3)	Castine Capital Management, LLC shares dispositive and voting power over 280,009 of its shares with Castine Partners II, LP.

(4)	Sardar Biglari has sole dispositive and voting power over 416,598 shares owned by Biglari Holdings, which has 208,299 shares with sole dispositive and voting power through the Lion Fund LLP and 208,299 shares with sole dispositive and voting power through Biglari Capital Corp.

(5)	Aegis Financial Corp is an investment advisor that acts through its principal, Scott L. Barbee, with sole dispositive and voting power over its shares.

(6)	Bradley Radoff has sole dispositive and voting power over 255,000 shares.

Security Ownership of Directors and Officers

The following table sets forth information concerning the number of shares of Company common stock beneficially owned, as of September 15, 2011, by each present director (and one retired director) and nominee for director, each executive officer and all of the Company’s current directors and executive officers as a group:

	Amount and
	Nature of
	Beneficial	Percent of
Name:	Ownership(1)	Class(2)

Directors:
Heather M. Acker(3)	8,800	*
F. Kenneth Ackerman, Jr.(3)	11,697	*
E. Lee Beard	5,500	*
Dorrance R. Belin(3)	15,300	*
John L. Churnetski(3)	8,800	*
John M. Coleman(3)	37,300	*
Douglas A. Gaudet(4)(5)	58,031	1.2%
Kim E. Michelstein(3)	10,300	*
Robert A. Nearing, Jr.(3)	7,800	*
Donald A. Pizer(3)	6,400	*
James M. Revie(6)	7,500	*
Executive Officers:
Michael O. Banks(5)(7)	21,545	*
Harold W. Roberts(5)(8)	12,155	*
Keith A. Fry(5)(9)	4,259	*
Kevin D. Higgins(5)(10)	11,661	*
Jonathan C. Couch(5)(11)	5,932	*
Joseph J. Survilla(5)(12)	3,972	*
All Directors and Executive Officers as a Group (17 persons)	236,952	4.8%

*	Less than one percent.

(1)	Shares beneficially owned means shares over which a person exercises sole or shared voting or investment power or shares of which a person has the right to acquire beneficial ownership within 60 days of September 15, 2011. Unless otherwise noted, the individuals and group noted above have sole voting and investment power with respect to shares beneficially owned.

(2)	Calculation of percentages is based upon 4,974,414 shares outstanding and entitled to vote on September 15, 2011 plus shares that may be issued within 60 days of September 15, 2011 to the applicable individuals and group noted above having rights to exercise stock options if such persons or group members exercise such rights within such period.

(3)	Includes 300 options to purchase shares of our common stock.

(4)	Includes 6,068 options to purchase shares of our common stock.

(5)	Includes shares allocated to employee accounts under the ESOP. Messrs. Gaudet, Banks, Roberts, Fry, Higgins, Couch and Survilla have earned 2,472, 2,197, 3,258, 304, 2,348, 1,044, and 1,966 shares each, respectively. These shares, a portion of which are unvested, are eligible to be voted by the holder and vest over 6 years. These unvested shares will become fully vested upon the closing of the Merger.

(6)	Includes 1,500 options to purchase shares of our common stock. Mr. Revie retired from the Company’s board of directors effective April 4, 2011.

(7)	Includes 2,598 options to purchase shares of our common stock.

(8)	Includes 1,680 options to purchase shares of our common stock.

(9)	Includes 1,533 options to purchase shares of our common stock.

(10)	Includes 1,464 options to purchase shares of our common stock.

(11)	Includes 967 options to purchase shares of our common stock.

(12)	Includes 984 options to purchase shares of our common stock.

ADVISORY VOTE ON GOLDEN PARACHUTES

Section 14A of the Exchange Act, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires that we provide our shareholders with the opportunity to vote to approve, on an non-binding, advisory basis, the “golden parachute” compensation for our named executive officers, as disclosed in the section of this proxy statement entitled “The Merger — Interests of Executive Officers and Directors in the Merger — Golden Parachute” at page   .

We are asking our shareholders to indicate their approval of the various change of control payments which our named executive officers will or may be eligible to receive in connection with the Merger. These payments are set forth in the table entitled “Golden Parachute Compensation” under the section of this proxy statement entitled “The Merger — Interests of Executive Officers and Directors in the Merger — Golden Parachutes” and the accompanying footnotes. The various plans and arrangements pursuant to which these compensation payments may be made have previously formed part of the Company’s overall compensation program for its named executive officers, which have been disclosed to our shareholders as part of the Compensation Discussion and Analysis and related sections of our annual proxy statements. These historical arrangements were adopted and approved by the Compensation Committee of our board of directors, which is comprised solely of non-management directors, and are believed to be reasonable and competitive with the arrangements being offered by other U.S.-based, insurance product providers of similar size.

Accordingly, we are seeking approval of the following resolution at the special meeting:

“RESOLVED FURTHER, that the shareholders of the Company approve, on a non-binding, advisory basis, the golden parachute compensation which may be paid to the Company’s named executive officers in connection with the Merger.”

Shareholders should note that this non-binding proposal regarding golden parachute compensation is merely an advisory vote that will not be binding on the Company or ACE, their boards of directors or the compensation committees of the Company or ACE. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated our named executive officers will be eligible to receive the various change of control payments in accordance with the terms or conditions applicable to those payments.

Approval of the non-binding proposal regarding certain Merger-related executive compensation arrangements requires an affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote, assuming a quorum is present. For the non-binding proposal regarding certain Merger-related executive compensation arrangements, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and properly executed broker non-votes, if any, will be counted as present for the purpose of determining whether a quorum is present at the special meeting, but will have the same effect as a vote against the adoption of the non-binding proposal. The failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the non-binding proposal regarding certain Merger-related executive compensation arrangements. No proxy that is specifically marked against adoption of the Merger Agreement will be voted “FOR” the non-binding proposal, unless it is specifically marked “FOR” the non-binding proposal.

ADJOURNMENT OF THE SPECIAL MEETING

We are submitting a proposal for consideration at the special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to adopt the Merger Agreement at the time of the special meeting. Even though a quorum may be present at the special meeting, it is possible that we may not have received sufficient votes to adopt the Merger Agreement by the time of the special meeting. In that event, we would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholders approval to adopt the Merger Agreement. Any other adjournment of the special meeting (e.g., an adjournment required because of the absence of a quorum) would be voted upon pursuant to the discretionary authority granted by the proxy.

The proposal to approve one or more adjournments of the special meeting requires the affirmative vote of holders of a majority of the shares of Company common stock voting on the proposal. Our board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of adopting the Merger Agreement.

If the special meeting is adjourned to a different date, time, or place, we are not required to give notice of the new date, time, or place if this information is announced at the special meeting before adjournment or unless our board fixes a new record date for the special meeting.

The adjournment proposal relates only to an adjournment of the special meeting occurring for purposes of soliciting additional proxies for adoption of the Merger Agreement proposal in the event that there are insufficient votes to approve that proposal. Our board of directors retains full authority to the extent set forth in our bylaws and Pennsylvania law to postpone the special meeting before it is convened, without the consent of any of our shareholders.

OTHER MATTERS

Other Matters for Action at the Special Meeting

As of the date of this proxy statement, our board of directors knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

Shareholder Proposals

If the Merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders of the Company. However, if the Merger is not consummated, we expect to hold our 2012 annual meeting of shareholders in 2012. The Company currently anticipates that, in such event, the 2012 annual meeting of shareholders will be held during the period from          , 2012 to          , 2012, although the Company reserves the right to delay its annual meeting as may be permitted under applicable law. Proposals of shareholders intended to be presented at the 2012 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must be received by the Company no later than 5:00 p.m., Eastern Time, on December 7, 2011, in order to be considered for inclusion in the Company’s proxy materials for that meeting. The Company suggests that proponents submit their proposals via registered or certified mail. Proposals should be addressed to our Corporate Secretary, 72 North Franklin Street P.O. Box P, Wilkes-Barre, Pennsylvania 18773-0016.

Our bylaws require advance notice of business to be brought before a shareholders’ meeting, including nominations of persons for election as directors. To be timely, notice to our Corporate Secretary must be received at our principal executive office no less than 90 days prior to, and not more than 150 days before, the date of the annual meeting; provided, however, that in the event that less than 21 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholders to be timely must be received no later than the close of business on the 7th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. The Company’s by-laws also specify requirements relating to the content of the notice which stockholders must provide to the Secretary of the Company for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting. The bylaws, which have certain other related requirements, are posted on our website at www.pennmillers.com.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file with the SEC at the SEC public reference room at the following location: Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov. Reports, proxy statements and other information concerning us may also be inspected at the offices of the NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (filed with the SEC on March 28, 2011);

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2011, (filed with the SEC on August 12, 2011);

•	Current Reports on Form 8-K filed with the SEC on August 15, 2011 and September 9, 2011; and

•	Definitive Proxy Statement for our 2011 annual meeting of shareholders filed with the SEC on March 31, 2011.

Any person, including any beneficial owner of shares of Company common stock, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us by written or telephonic request directed to our Corporate Secretary at the Company’s address, which is Penn Millers Holding Corporation, 72 North Franklin Street P.O. Box P, Wilkes-Barre, Pennsylvania 18773-0016, telephone (800) 233-8347; or from our proxy solicitor,           (toll-free at          ); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

* * *

Whether or not you plan to attend the special meeting, please vote over the Internet, by telephone or by marking, signing, dating and promptly returning the enclosed proxy in the envelope provided.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated          , 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date.

This proxy statement does not constitute the solicitation of a proxy in any jurisdiction to or from any person to whom it is not lawful to make any solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in the affairs of the Company since the date of this proxy statement or that the information herein is correct as of any later date.

By Order of the Board of Directors,

Michael O. Banks
Executive Vice President, Chief Financial Officer &
Corporate Secretary